EXHIBIT 3
                                                   EXECUTION COPY

                       PURCHASE AGREEMENT

                          MAY 21, 1995

                         BY AND BETWEEN

                   PALM FINANCE CORPORATION,

                             BUYER

                              AND

                  MIP ACQUISITION CORPORATION,

                             SELLER




                    PURCHASE AGREEMENT

THIS AGREEMENT is made as of May 21, 1995 (this
"Agreement"), by and between PALM FINANCE CORPORATION, a California corporation ("Buyer"), and MIP ACQUISITION
CORPORATION, a Maryland corporation, ("Seller").

A.   MIP Properties, Inc., a Maryland
corporation ("MIP"), is the owner of (i) that certain real property commonly known as Irwindale Executive
Plaza, 5200 and 5240 North Irwindale Avenue, Irwindale,
California (the "Irwindale Property") and (ii) that certain unimproved real property commonly known as Sunwest Land, San Bernardino, California (the "Sunwest
Unimproved Property"), each as more particularly described on Exhibit "A" attached hereto and made a part hereof, together with all rights, privileges and easements appurtenant thereto (collectively, the "Land") and all improvements, structures and fixtures located on the Irwindale Property (collectively, the "Improvements" and, together with the Land, the "Real Property").

B.   MIP is a limited partner in Discovery
Partners, a California limited partnership (the
"Partnership"), pursuant to that certain Agreement of Limited Partnership of Discovery Partners, dated as of June 10, 1985 (as the same has been amended as of the date hereof, the "Discovery Partnership Agreement"), between Thomas M. Coleman and Weyerhaeuser Mortgage
Company, as amended by First Amendment to Agreement of Limited Partnership of Discovery Partners, a California limited partnership, dated as of April 9, 1986, between Thomas M. Coleman and Mortgage Investments Plus, Inc., as amended by Second Amendment to Agreement of Limited
Partnership of Discovery Partners, a California limited partnership, dated as of August 1, 1988, among Thomas M.
Coleman, Coleman Partners No. 3 and Mortgage Investments
Plus, Inc., and as amended by Third Amendment to Agreement of Limited Partnership of Discovery Partners, a
California limited partnership, dated as of March 9, 1995, among Coleman Partners No. 3 and MIP Properties,
Inc.

C. MIP has certain contract rights pursuant to that certain Settlement Agreement, dated March 10, 1994 (the "Greenhouse Settlement Agreement"), among Larry
J. Mielke and Thomas R. Tellefsen ("Debtors") and MIP.

D.   MIP is the holder of that certain
Promissory Note, dated June 5, 1989 (as the same has been amended as of the date hereof, the "Note"), made by Donald F. Sammis and Fernanda Sammis, husband and wife,
Lee C. Sammis, Trustee of the Donald F. Sammis Children's
Trust dated August 5, 1983, Mission Valley One, a
California general partnership and MBM Associates, a California limited partnership (collectively, the
"Original Borrower"), in favor of MIP, in the original principal amount of $12,350,000, as amended by First
Modification of Note, Deed of Trust and Loan Documents, dated as of January 6, 1992. The Note and the documents executed in connection with the making of the loan evidenced by the Note (including, without limitation, the documents identified on Exhibit "B" attached hereto and made a part hereof) shall be collectively referred to hereinafter as the "Loan Documents".

E. Seller and MIP contemplate entering into a Merger Agreement in the form of Exhibit "C" attached hereto and made a part hereof (the "Merger Agreement"), pursuant to which, if consummated, Seller will merge with and into MIP (the "Merger") and MIP will be the surviving corporation of the Merger (the "Surviving Corporation").

F. Seller desires that, after consummation of the Merger, the Surviving Corporation sell and assign, and Buyer desires to purchase and assume, all of its right, title and interest in, to and under, and all of its obligations with respect to, (i) the Real Property,
(ii) ninety-eight percent (98%) of the right, title and interest of MIP as limited partner of the Partnership
(the "Discovery 49% Interest"), (iii) the Greenhouse
Settlement Agreement and (iv) the Loan Documents
(collectively, the "Property"), upon the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and conditions contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.   AGREEMENT TO PURCHASE AND SELL.

1.1 Purchase and Sale. Subject to the terms and conditions hereof, at the Closing (but effective (i) as of March 1, 1995 with respect to the Real Property and
(ii) as of the date hereof with respect to other
Property) Seller shall cause the Surviving Corporation to sell, transfer, convey, assign and deliver all of its right, title and interest in and to the Property to Buyer, and Buyer shall purchase the Property and assume all liabilities (whether known or unknown, absolute, contingent or otherwise) arising out of or relating to the Property.

1.2  Discovery 49% Interest.  Provided that the
transactions contemplated hereby are consummated, Seller
hereby grants to Buyer an option (the "Option") to
purchase the limited partnership interest in the
Partnership that the Surviving Corporation will retain
after the sale of the Discovery 49% Interest (the
"Remaining Interest").  The Option may not be exercised
until twelve and one-half months after the "Closing Date"
(as defined in Section 3.1 below), and shall expire on
the date (the "Expiration Date") sixty days thereafter.
The Option may be exercised by delivery of written notice
to the Surviving Corporation.   The exercise price of the
Option shall be the fair market value of the Remaining
Interest, as mutually agreed upon by Buyer and the Surviving Corporation; provided, however, that if Buyer and the Surviving Corporation cannot agree on the fair market value of the Remaining Interest, then Buyer and the Surviving Corporation shall retain a third party appraiser (the "Appraiser") acceptable to both Buyer and the Surviving Corporation; provided, further, that in no event shall the purchase price of the Remaining Interest be less than $2,500 nor more than $7,500. If Buyer does not exercise the Option on or prior to the thirtieth day preceding the Expiration Date, Buyer, upon written notice from Seller given not less than twenty days prior to the Expiration Date, shall be obligated to purchase the Remaining Interest prior to the Expiration Date for $1.00. The fees and expenses of the Appraiser (not to exceed $500 in the aggregate) shall be the sole responsibility of the Buyer. The Surviving Corporation shall make no representations or warranties of any kind in connection with the sale of the Remaining Interest.
Simultaneously with the sale of the Remaining Interest, the Surviving Corporation shall deliver to Buyer and Buyer will deliver to the Surviving Corporation an original counterpart of an assignment and assumption agreement in substantially the same form as the assignment and assumption agreement executed pursuant to
Section 8.4 hereof. Prior to the date hereof, the Buyer has furnished to Seller a form of Consent Agreement among Coleman Partners No. 3, the Buyer and Steven Markoff.
The Buyer and the Seller agree to take whatever reasonable action is necessary or advisable to simultaneously with the Closing (i) fulfill the conditions precedent to the consent as set forth in the form of Consent Agreement and (ii) make effective the assignment of the Discovery 49% Interest from the Surviving Corporation to the Buyer (consistent with the provisions of Section 8.4 hereof) and the admission of Buyer to the Discovery Partnership as a substituted partner in accordance with the terms of the form of Consent Agreement and the Discovery Partnership
Agreement; provided, however, that (A) neither the Seller nor the Surviving Corporation shall be obligated to take any action that could have the effect of increasing its obligations under the Discovery Partnership Agreement, and (B) any amendment to the Discovery Partnership
Agreement pursuant to the form of Consent Agreement shall not adversely affect the Surviving Corporation as the holder of the Remaining Interest. From and after the Closing, Buyer and its assignees agree not to take any action under the Discovery Partnership Agreement that could increase the Surviving Corporation's obligations under the Discovery Partnership Agreement (including, without limitation, requiring the Surviving Corporation to make any capital or other contribution thereunder) or otherwise adversely affect the Surviving Corporation as holder of the Remaining Interest. The Buyer and Seller will share equally the fees and costs (not to exceed
$2,500 in the aggregate) of the general partner in respect of responding to the requests for the consent.
Buyer and the Surviving Corporation shall execute such further documents or instruments as may be necessary or proper to consummate the sale of the Remaining Interest.
The provisions of this Section 1.2 shall survive the Closing.

2.   PURCHASE PRICE.

2.1 Purchase Price Calculation. The purchase price ("Purchase Price") for the Property, which shall be payable by the Buyer on the Closing Date, shall be equal to $1.575 million, plus the product of (i) the net
Operating Cash Flow from March 1, 1995 until the Closing
Date and (ii) negative one, net of all prorations and closing costs as provided herein. Operating Cash Flow shall mean all the tenant and other revenues derived from the Real Property less all tenant operating expenses
(including, without limitation, capital expenditures, tenant improvements and leasing commissions) and taxes in respect of the Real Property.

2.2  Interest.  In the event that the Closing
Date occurs on or after the sixteenth (16th) calendar day following the date on which the Merger closes (such 16th day is referred to herein as the "Interest Accrual
Date"), Buyer shall pay to the Surviving Corporation interest on the Purchase Price, which interest shall accrue at the prime rate of Signet Bank as of the Interest Accrual Date, for the period commencing on the Interest Accrual Date through and including the Closing
Date; provided, however, that no such interest shall accrue and be payable if the Closing shall not have occurred due solely to a breach by Seller of any of its obligations hereunder.

3.   CLOSING; ESCROW.

3.1 Closing. Upon the terms of and subject to the conditions contained in this Agreement, the consummation of the transactions contemplated hereby (the
"Closing") shall occur on the date on which all of the conditions to each party's obligations hereunder have been satisfied or waived, or at such other time as Buyer and Seller may agree, but in no event later than thirty
(30) days after the date on which the Merger closes.
Buyer and Seller each agree to use their best efforts to cause the Closing to occur as soon as practicable after the Merger has been consummated. The date on which the Closing actually occurs is referred to herein as the "Closing Date".

3.2  Escrow.  To the extent feasible, this
Agreement shall constitute the escrow instructions of Buyer and Seller and shall be deposited with the "Title
Company" (as hereinafter defined), as escrow holder (in such capacity, the "Escrow Holder"). Buyer and Seller shall execute such further escrow instructions as may from time to time be reasonably necessary to close escrow; provided, however, that any such supplemental escrow instructions shall not require the imposition of any additional obligations or liabilities on any or all of Buyer, Seller or the Surviving Corporation. In the event of any inconsistency between the terms and conditions of this Agreement and any supplemental escrow instructions, the terms and conditions of this Agreement shall prevail.

4.   SELLER'S REPRESENTATIONS, WARRANTIES AND COVENANTS.

Seller represents and warrants to and agrees with Buyer as follows:

4.1 Seller's Authority. Seller has the full right, power and authority to carry out its obligations hereunder, and the individual executing this Agreement and all other documents and instruments to be executed and delivered by Seller in connection with this Agreement on behalf of Seller shall have the full authority to do so. This Agreement is, and all instruments, documents and agreements to be executed by Seller in connection herewith shall be, duly authorized, executed and delivered by Seller and shall be valid, binding and enforceable obligations of Seller.

4.2 No Conflict. The execution and delivery of this Agreement, the consummation of the transactions herein contemplated, and compliance with the terms of this Agreement will not conflict with, or, with or without notice or the passage of time, result in a breach of, any of the terms or provisions of, or constitute a default under, any instrument to which Seller is a party or by which Seller is bound, or any applicable regulation of any governmental agency, or judgment, order or decree of any court having jurisdiction over Seller.

4.3  No Implied Representation or Warranty; AS-
IS Condition. Seller makes no representations or warranties, except as expressly set forth herein.
Without in any way limiting the foregoing, Buyer acknowledges that the Property shall be sold to Buyer in an "AS IS" condition and that neither Seller nor any of its affiliates makes or has made any representation or warranty of any kind whatsoever, either express or implied, with respect to the Property or any related matter including, without limitation, any representation or warranty with respect to the condition, habitability, size, usable area, occupation or management of the Real
Property or the "Personal Property" (as defined in Section 8.7 hereof), the available uses of the Real
Property, the boundary lines of or any encroachments or easements affecting the Real Property, the presence or availability of water or sewage disposal on or to the Real Property, the Real Property's compliance with applicable statutes, laws, codes, ordinances, regulations or requirements relating to leasing, zoning, subdivision, planning, building, fire, safety, health, hazardous material or environmental matters or the Real Property's compliance with covenants, conditions and restrictions
(whether or not of record), other local, municipal, regional, state or federal requirements, or other statutes, laws, codes, ordinances, regulations or requirements, the outstanding principal balance of the Note, the status of any payments due to MIP under the Loan Documents, the Discovery Partnership Agreement or the Greenhouse Settlement Agreement or any other matters affecting or relating to MIP's rights and obligations under the Loan Documents, the Discovery Partnership
Agreement or the Greenhouse Settlement Agreement.

5.   BUYER'S REPRESENTATIONS AND WARRANTIES.

Buyer represents, warrants to and agrees with Seller as follows:

5.1  Buyer's Authority.  Buyer has the full
right, power and authority to carry out its obligations hereunder, and the individual executing this Agreement and all other documents and instruments to be executed and delivered by Buyer in connection with this Agreement on behalf of Buyer shall have the full authority to do so. This Agreement is, and all instruments, documents and agreements to be executed by Buyer in connection herewith shall be, duly authorized, executed and delivered by Buyer and shall be valid, binding and enforceable obligations of Buyer.

5.2 No Conflict. The execution and delivery of this Agreement, the consummation of the transactions herein contemplated, and compliance with the terms of this Agreement will not conflict with, or, with or without notice or the passage of time, result in a breach of, any of the terms or provisions of, or constitute a default under, any instrument to which Buyer is a party or by which Buyer is bound, or any applicable regulation of any governmental agency, or judgment, order or decree of any court having jurisdiction over Buyer or its properties.

5.3  No Implied Representation or Warranty.
Buyer makes no representations or warranties, except as expressly set forth herein.

6.   SELLER'S COVENANTS; BUYER'S DISAPPROVAL.

6.1 Interim Operations. In the event that MIP requests the consent of Seller with respect to any operating covenant set forth in Section 6.1 of the Merger
Agreement that relates to the Property, Seller shall promptly seek and obtain the consent of Buyer (which consent shall not be unreasonably withheld) prior to delivering its consent to MIP.

6.2 Buyer's Diligence. Buyer acknowledges and agrees that the provisions of this Section 6.2 are subject to any and all limitations arising out of or pursuant to the confidentiality provisions contained in the Merger Agreement and the Confidentiality Agreement between an affiliate of Seller and MIP.

     6.2.1  Seller shall use reasonable efforts
to cause MIP to make available to Buyer, to the extent applicable or available, the following: (i) a true and correct copy of each of the leases and rental agreements for the use or occupancy of the Irwindale Property
(collectively, the "Irwindale Leases"), together with all amendments thereto; (ii) an "as-built" survey of the Irwindale Property; (iii) unaudited financial statements
(including, without limitation, balance sheets, statements of income and expense, and cash flow statements) pertaining to the operation of the Irwindale
Property for 1994 and for the most recent interim period, and all books and records within MIP's possession or control pertaining to the historical financial condition or results of operation of the Irwindale Property during the last three full calendar years; (iv) all soils, seismic, geologic and architectural reports, studies and certificates and all other documents pertaining to the Real Property which MIP possesses or are otherwise reasonably available to MIP (including without limitation all tax bills, licenses, permits, maps, environmental studies, insurance policies, operating agreements, claims and settlements); (v) all environmental reports, studies, permits and all other documents pertaining to any use or presence of environmentally hazardous or toxic materials in, on, under or about the Real Property or pertaining to any other environmental matter with respect to conditions in, on, under or about the Real Property, or operations and businesses conducted thereon; (vi) the Discovery
Partnership Agreement, together with any and all amendments thereto, certificates pertaining thereto, and the Federal and State income tax returns for the Partnership for its last five fiscal years; (vii) a true and correct copy of that certain Amended and Restated
Lease Agreement, dated as of October 1, 1990 (the
"Occidental Lease"), between the Partnership and Occidental International Exploration and Production
Company ("Occidental"), together with all amendments thereto; (viii) a true and correct copy of any deeds of trust encumbering the real property and improvements owned by the Partnership (the "Discovery Property") and of the promissory notes secured thereby; (ix) a true and correct copy of the owner's policy of title insurance insuring that fee simple title to the Discovery Property is vested in the Partnership and (x) such other documents as Buyer shall reasonably request. The foregoing documents are hereafter referred to as the "Diligence
Documents."

     6.2.2  Seller shall use reasonable efforts
to cause MIP to allow Buyer and Buyer's representatives to enter onto the Real Property at reasonable times, and upon three (3) days' prior written notice from Buyer to MIP, from and after the date hereof through the "Disapproval Date" (as hereinafter defined) for the purpose of conducting such inspections, tests, studies, analyses and activities as Buyer deems appropriate
(collectively, the "Inspections").  Neither Buyer nor
Buyer's representatives shall disturb the tenants under the Irwindale Leases or the Occidental Lease and Seller and/or MIP shall have the right to have a representative present during all Inspections. The cost of the Inspections shall be borne entirely by Buyer. Buyer shall indemnify, defend and hold Seller and the Surviving
Corporation harmless from and against any loss, cost, damage or liability arising out of any Inspections.
Promptly following each and every Inspection, Buyer shall restore the Real Property to the condition existing prior to such Inspection. Buyer agrees to cooperate with the Surviving Corporation in executing any further indemnification or other agreement relating to the Inspections reasonably required by the Surviving
Corporation. The indemnification and restoration obligations of Buyer under this Section shall survive termination of this Agreement or, if applicable, the Closing.

     6.2.3  Title.  Within seven (7) days of
the date hereof, Seller shall order preliminary title reports for the Real Property (the "PTRs") from either
Commonwealth Land Title Company or Chicago Title Company
(the "Title Company") and promptly deliver them to Buyer.

6.3  Disapproval.  Prior to the later of (i)
the 20th business day preceding the scheduled date of the special meeting of stockholders to consider the Merger and (ii) the second business day after Buyer has been notified of such date (the "Disapproval Date"), Buyer shall deliver written notice to Seller of its reasonable disapproval of any items disclosed by the Diligence
Documents the Inspections or the PTRs. Any such matter not disapproved in writing by Buyer on or before the Disapproval Date shall conclusively be deemed approved.
Seller shall not be obligated to cure or correct any matter disapproved pursuant to this Section 6.3 (a
"Disapproved Item") nor shall Seller have any liability for any failure to cure or correct any Disapproved Item;
provided, however, that the cure or correction of any Disapproved Item shall be a condition to Buyer's obligation to close.

7.   CONDITIONS PRECEDENT TO CLOSING.

7.1  Mutual Conditions.  The obligations of
Buyer and Seller to consummate this Agreement and to render performance hereunder will be subject to the following conditions precedent, which conditions may be waived or the time for satisfaction extended by Buyer and Seller in writing:

     7.1.1  the Merger shall have been
consummated;

     7.1.2  all consents, approvals and
authorizations (including, without limitation, any consents required pursuant to the Discovery Partnership
Agreement) required to be obtained in connection with the consummation of the transactions contemplated by this Agreement shall have been obtained;

     7.1.3  no court or governmental or
regulatory authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and prohibits consummation of the transactions contemplated by this Agreement; and

     7.1.4  neither Buyer nor Seller shall be
insolvent or subject to protection under state or federal bankruptcy laws.

7.2  Buyer's Conditions.  In addition to the
conditions set forth in the foregoing Section 7.1, the obligation of Buyer to consummate this Agreement and to render performance hereunder will be subject to the following conditions precedent, which conditions may be waived or the time for satisfaction extended by Buyer in writing:

     7.2.1  that the Buyer believes that (i)
representations and warranties of MIP contained in
Section 5.1(m), 5.1(t) and 5.1(u) of the Merger Agreement relating to the Property are true and correct in all material respects as of the Closing Date and (ii) between the date of the Merger Agreement and the Closing Date, the Real Property shall have been operated in accordance with the covenants contained in Section 6.1 of the Merger
Agreement and the projections set forth as Exhibit "D" hereto (unless Buyer shall have consented otherwise);

     7.2.2  any and all Disapproved Items shall
have been cured or corrected;

     7.2.3  since the date hereof there shall
not have occurred any event that would or could cause a material change in the status of the use, occupancy, zoning, or condition of the Real Property or the Discovery Property, or any property adjacent to the Real
Property or the Discovery Property, including but not limited to environmental conditions, casualty, or condemnation, that could or does materially adversely affect the status of the use, occupancy, zoning, condition or value of the Real Property; and

     7.2.4  Buyer shall have received ALTA
extended coverage owner's policies of title insurance
(collectively, the "Title Policies") insuring that fee simple title to the Irwindale Property and the Sunwest
Unimproved Property is vested in Buyer, (ii) an endorsement to the policy of title insurance covering the Discovery Property insuring that such policy is in full force and effect in favor of the Partnership with Buyer as a limited partner in place of MIP, and (iii) a Form
104.1 endorsement, naming Buyer as the insured, to the existing policy of title insurance insuring the lien of the deed of trust securing the Note (together with the endorsement referred to in subparagraph (ii) above, the "Title Endorsements"); provided, however, that the Surviving Corporation shall not be required to execute any affidavit or indemnity in connection with the issuance of the Title Policies or the Title Endorsements other than an affidavit substantially in the form of Exhibit "E" attached hereto and made a part hereof;
provided further, that in the event that Seller has used best efforts to cause the Title Company to issue the Title Policies and the Title Endorsements at the Closing and the Title Company will not do so, this condition shall be deemed satisfied if Buyer shall have received a commitment from the Title Company to issue the Title
Policies and the Title Endorsements.

8.   SELLER'S OBLIGATIONS AT CLOSING.

Immediately after the closing of the Merger, the Surviving Corporation shall deliver to Escrow Holder the documents, instruments, items and payments required by this Agreement to be delivered by the Surviving
Corporation, including, without limitation, the following:

8.1 Deeds. A quitclaim deed for each of the Irwindale Property and the Sunwest Unimproved Property
(collectively, the "Deeds"), so as to quitclaim to Buyer all of the Surviving Corporation's right, title and interest, if any, in and to the Real Property. The Deeds shall be in recordable form reasonably satisfactory to Buyer and Seller, duly signed and acknowledged by the Surviving Corporation.

8.2 Title Insurance. The Title Policies and the Title Endorsements; provided, however, that in the event that Seller has used best efforts to cause the Title Company to issue the Title Policies and the Title
Endorsement at the Closing and the Title Company will not do so, this delivery shall be deemed satisfied if Buyer shall have received a commitment from the Title Company to issue the Title Policies and the Title Endorsement.

8.3 Assignment and Assumption of Leases. An original counterpart of an assignment and assumption agreement (the "Lease Assignment") in form reasonably satisfactory to Buyer and Seller, dated as of the Closing
Date but effective as of March 1, 1995 (the "Effective
Date") and duly executed by the Surviving Corporation, providing for (i) the assignment, without recourse or warranty, to Buyer of all of the Surviving Corporation's right, title and interest, if any, in, to and under the Irwindale Leases and the Occidental Lease (collectively, the "Leases") and the security deposits and prepaid rentals, if any, maintained thereunder, and (ii) the assumption by Buyer of all of the Surviving Corporation's obligations and liabilities (whether known or unknown, fixed or contingent) arising out of or relating to the Leases accruing from and after the Closing.

8.4  Assignment and Assumption of Partnership
Interest. An original counterpart of an assignment and assumption agreement (the "Partnership Interest
Assignment") in form reasonably satisfactory to Buyer and Seller, dated as of the Closing Date but effective as of the date hereof and duly executed by the Surviving
Corporation, providing for (i) the assignment, without recourse or warranty, to Buyer of all of the Surviving
Corporation's right, title and interest, if any, in, to and under the Discovery 49% Interest, and (ii) the assumption by Buyer of all of the Surviving Corporation's obligations and liabilities (whether known or unknown, fixed or contingent) arising out of or relating to the Discovery 49% Interest accruing from and after the date hereof.

8.5 Assignment of Loan Documents. An original counterpart of an assignment and assumption agreement
(the "Loan Document Assignment") in form reasonably satisfactory to Buyer and Seller, dated as of the Closing
Date but effective as of the date hereof and duly executed by the Surviving Corporation, providing for (i) the assignment, without recourse or warranty, to Buyer of all of the Surviving Corporation's right, title and interest, if any, in, to and under the Loan Documents, and (ii) the assumption by Buyer of all of the Surviving
Corporation's obligations and liabilities (whether known or unknown, fixed or contingent) arising out of or relating to the Loan Documents accruing from and after the date hereof.

8.6  Assignment of Contract Rights.  An
original counterpart of an assignment and assumption agreement (the "Settlement Agreement Assignment") in form reasonably satisfactory to Buyer and Seller, dated as of the Closing Date but effective as of the date hereof and duly executed by the Surviving Corporation, providing for (i) the assignment, without recourse or warranty, to Buyer of all of the Surviving Corporation's right, title and interest, if any, in, to and under the Greenhouse Settlement Agreement, and (ii) the assumption by Buyer of all of the Surviving Corporation's obligations and liabilities (whether known or unknown fixed or contingent) arising out of or relating to the Greenhouse Settlement Agreement accruing from and after the date hereof.

8.7  Bill of Sale.  An original bill of sale
(the "Bill of Sale") in form and substance reasonably satisfactory to Buyer and Seller, dated as of the Closing
Date and executed by the Surviving Corporation, without recourse or warranty, conveying, transferring, and selling to Buyer all of the Surviving Corporation's right, title and interest, if any, in and to any and all tangible personal property located on or about the Real
Property (collectively, the "Personal Property").

8.8  General Assignment.  An original
counterpart of a general assignment and assumption agreement (the "General Assignment") in form and substance reasonably satisfactory to Buyer and Seller, dated as of the Closing Date but effective as of the date hereof except that, with respect to intangible personal property owned in connection with the Real Property only, the assignment shall be effective as of the Effective
Date, and duly executed by the Surviving Corporation, providing for (a) the assignment to Buyer, without recourse or warranty, of all of the Surviving
Corporation's right, title and interest, if any, in, to and under all intangible personal property owned by the Surviving Corporation in connection with the Property including, without limitation, (i) building and trade names, (ii) transferable business licenses, (iii) permits, applications, authorizations and other entitlements, (iv) transferable warranties, (v) all transferable utility contracts covering the Real
Property, Improvements or Personal Property or the construction or fabrication thereof, and (vi) all contracts, operating agreements, management agreements, rental agreements, maintenance or service contracts relating to the Real Property, and (b) the assumption by Buyer of all of the Surviving Corporation's obligations and liabilities (whether known or unknown, fixed or contingent) arising out of or relating to any of the foregoing accruing from and after the date hereof except that, with respect to intangible personal property owned in connection with the Real Property only, the assumption shall be effective as of the Effective Date.

8.9  Notices.  A notice to the tenants under
the Irwindale Leases of the transfer of the Irwindale
Property to Buyer.

8.10  Estoppel Certificates.  An original of
each estoppel certificate signed by a tenant under one of the Leases (including, without limitation, the Occidental
Lease), as and to the extent delivered to Seller pursuant to the Merger Agreement.

8.11  FIRPTA.  An affidavit signed by the
Surviving Corporation stating that it is not a foreign person within the meaning of Section 1445 of the Internal
Revenue Code of 1986, as amended.

8.12  Other.  Such other documents and
instruments as may be reasonably required in order to effectuate the provisions of this Agreement and the transactions contemplated herein.

9.   BUYER'S OBLIGATIONS AT CLOSING.

Upon the Closing, Buyer shall deliver to the Surviving Corporation (a) the payments required of it pursuant to Section 2 above and (b) executed original counterparts of: (i) the Lease Assignment, (ii) the General Assignment, (iii) the Partnership Interest
Assignment, (iv) the Settlement Agreement Assignment and
(v) the Loan Document Assignment ("Buyer's Closing
Documents"). To the extent practicable, Seller and Buyer shall cause the Exchange Agent (as such term is defined in the Merger Agreement) to deduct the Purchase Price from the Merger proceeds payable to Buyer upon the closing of the Merger. If the Purchase Price is not deducted from the Merger proceeds payable to Buyer on the Closing Date, then (i) Buyer shall receive the Cash
Merger Consideration (as defined in the Merger Agreement) pursuant to the terms and conditions of the Merger
Agreement and (ii) at the Closing Buyer shall pay the Purchase Price to Seller in immediately available funds.

10.  PRORATIONS AND ADJUSTMENTS.

The following shall be prorated and adjusted between the Surviving Corporation and Buyer as of the Closing, except as otherwise specified:

10.1 Prorations. At the Closing, all items of income and expense (including, without limitation, those set forth in subparagraphs 10.1.1 through 10.1.7 below) shall be prorated as of 12:01 a.m. (i) on the Effective
Date, with respect to items of income and expense pertaining to the Real Property, and (ii) on the date hereof, with respect to items of income and expense pertaining to the Discovery 49% Interest, the Greenhouse
Settlement Agreement and the Loan Documents, in each case based on the actual number of days of the year elapsed as of the day of the Effective Date or the date hereof (as the case may be) between Buyer and the Surviving
Corporation:

     10.1.1  all rents, additional rents and
any other amounts received from tenants of the Real
Property, including, without limitation, percentage rents, escalation charges for taxes and operating expenses, parking charges, cost-of-living increases or other similar charges (collectively, "Rent Payments");

     10.1.2  any and all real estate taxes and
assessments, water charges, sewer rents and vault charges;

     10.1.3  utilities expenses, including,
without limitation, telephone, steam, electricity and gas;

     10.1.4 any and all payments, distributions, refunds, rights of payment, and any other amounts payable ("Rights of Payment") and received or charges or expenses incurred pursuant to the Discovery 49% Interest, the Loan Documents or the Greenhouse Settlement Agreement or under any contracts relating to the Real Property that shall remain in effect after the Closing; provided, however, that the first $1250 of Rights of Payment with respect to Property other than Real Property received after the date hereof and prior to the Closing Date shall be allocated to the Surviving Corporation and any amounts in excess thereof shall be allocated to Buyer;

     10.1.5  any fees for licenses, permits or
similar rights which remain in effect after the Closing
Date;

     10.1.6  all security deposits held on
behalf of tenants of the Real Property, provided that any security deposits held on account of Leases terminating on or before the Effective Date shall be paid to the Surviving Corporation and all other security deposits shall be transferred to Buyer; and,

     10.1.7  such other items that are
customarily prorated in transactions of this nature shall be ratably prorated.

10.2  Post-Closing Adjustments.  Any item of
income in respect of the Property other than the Real
Property (the "Non-Real Property Assets") received by or on behalf of Buyer within one hundred and twenty (120) days after the Closing Date, which is attributable to a period preceding the date hereof, shall be immediately paid over to the Surviving Corporation. Any item of income in respect of the Real Property received by or on behalf of Buyer within one hundred and twenty (120) days after the Closing Date, which is attributable to a period preceding the Effective Date, shall be immediately paid over to the Surviving Corporation. Any item of expense incurred in connection with the Non-Real Property Assets prior to the date hereof, but paid within one hundred and twenty (120) days after the Closing Date, shall be the responsibility of the Surviving Corporation, and if such payment shall have been made by Buyer then the Surviving
Corporation will reimburse Buyer for such payment. Any item of expense incurred in connection with the Real
Property prior to the Effective Date, but paid within one hundred and twenty (120) days after the Closing Date, shall be the responsibility of the Surviving Corporation, and if such payment shall have been made by Buyer then the Surviving Corporation will reimburse Buyer for such payment. The parties shall make any necessary adjustment after Closing by cash payment to the party entitled thereto so that, except as otherwise expressly provided herein, (i) with respect to all of the Non-Real Property
Assets, the Surviving Corporation shall have borne all such expenses allocable to the period prior to the date hereof and Buyer shall bear all such expenses allocable to the period from and after the date hereof, and (ii) with respect to the Real Property, the Surviving
Corporation shall have borne all such expenses allocable to the period prior to the Effective Date and Buyer shall bear all such expenses allocable to the period from and after the Effective Date. The provisions of this Section
10.2 shall survive Closing for a period of one (1) year.

10.3  Relationship to Section 2.  Any and all
items of income and expense arising from or in connection with the Real Property that are prorated in accordance with this Section 10 shall enter into the computation of Operating Cash Flow in accordance with Section 2.1 hereof. In the event of any inconsistency between the provisions of this Section 10 and the provisions of
Section 2.1 relating to Operating Cash Flow, the provisions of Section 2.1 shall prevail.

11.  TERMINATION.

11.1  Termination By Parties.  This Agreement
may be terminated at any time prior to the Closing Date:

     (a)  by mutual written consent of Seller
and Buyer;

     (b)  by Buyer, if there has been a
material violation or breach by Seller of any agreement, representation or warranty contained in this Agreement which has rendered the satisfaction of any condition to the obligations of Buyer impossible and such violation or breach has not been waived by Buyer;

     (c)  by Seller or Buyer, in the event that
the Merger shall not have occurred by November 30, 1995;
or

     (d)  by Seller, if there has been a
violation or breach by Buyer of any material agreement, representation or warranty contained in this Agreement which has rendered the satisfaction of any condition to the obligations of Seller impossible and such violation or breach has not been waived by Seller.

11.2  Automatic Termination.  This Agreement
shall automatically terminate (i) in the event of the termination of the Merger Agreement or the Proxy
Agreement among Steven Markoff, Jadwiga Markoff, JER
Partners LLC, Buyer and Seller of even date herewith or
(ii) if the Closing shall not have occurred on or prior to the thirtieth calendar day after the date on which the Merger closes.

11.3 Procedure and Effect of Termination. In the event of termination of this Agreement and abandonment of the transactions contemplated hereby by any or all of the parties pursuant to Section 11.1, written notice thereof shall forthwith be given to the other party or parties hereto and this Agreement shall terminate and the transactions contemplated hereby shall be abandoned, without further action by any of the parties hereto. If this Agreement is terminated as provided under Section 11.1 or 11.2:

     (a)  upon request therefor, each party
will redeliver all documents, work papers and other material of any other party relating to the transactions contemplated hereby, whether obtained before or after the execution hereof, to the party furnishing the same; and

     (b)  no party hereto shall have any
liability or further obligation to any other party to this Agreement pursuant to this Agreement; provided, that nothing herein shall relieve any party hereto from liability for any breach of its representations, warranties, agreements or covenants hereunder.

11.4 The representations and warranties of the parties contained herein shall not survive the termination of this Agreement or the consummation of the transactions contemplated hereby. Except for the covenants and agreements of the parties set forth in
Section 12.12 and 12.13, the covenants and agreements of the parties set forth herein shall not survive the termination of this Agreement. Except for Section 1.2,
Section 6.2, Section 10, Section 12.8, Section 12.10,
Section 12.12, and Section 12.13 hereof, the covenants and agreements of the parties set forth herein shall not survive the consummation of the transactions contemplated hereby.

12.  MISCELLANEOUS.

12.1  Notices.  All notices, claims, demands
and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by telex or telegram or mailed by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to Buyer:
                Steven C. Markoff
                Palm Finance Corporation
                100 Wilshire Boulevard
                Telecopy No.:  (310) 319-0310

With a copy to:
                Greenberg, Glusker, Fields, Claman &
                     Machtinger
                1900 Avenue of the Stars, Suite 2000
                Los Angeles, California 90067
                Attn:  Stephen Claman, Esq.
                Telecopy No.: (310) 553-0687

                Kramer, Levin, Naftalis, Nessen,
                     Kamin & Frankel
                919 Third Avenue
                New York, NY 10022
                Attn:  Joshua M. Berman, Esq.
                Telecopy No.:  (212)715-8000

If to Seller:
                MIP Acquisition Corporation
                c/o J. E. Robert Company, Inc.
                11 Canal Center Plaza, Suite 200
                Alexandria, Virginia 22314
                Attention:  Jonathan Kern
                            Murry Gunty
                            Richard Harkins
                Telecopy No.: (703) 739-4419

With a copy to:
                Skadden, Arps, Slate, Meagher & Flom
                1440 New York Avenue, N.W.
                Washington, D.C. 20005
                Attn:  Stephen W. Hamilton, Esq.
                Telecopy No.: (202) 393-5760

12.2  Descriptive Headings.  The headings
contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

12.3  Entire Agreement.  This Agreement
(including the Exhibits and other documents and instruments referred to herein) constitute the entire agreement and understanding of the parties hereto in respect of the transactions contemplated by this Agreement. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein. This Agreement supersedes all prior agreements and understandings between the parties with respect to such transactions.

12.4  Amendments.  This Agreement may not be
changed, modified or, except as otherwise provided herein, terminated, except by an instrument executed by the parties hereto.

12.5 Waiver. No waiver by either party of any failure or refusal by the other party to comply with its obligations shall be deemed a waiver of any other or subsequent failure or refusal to so comply.

12.6  Partial Invalidity.  If any term or
provision of this Agreement or the application thereof to any person or circumstances shall, to any extent, be invalid or unenforceable, the remainder of this Agreement, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision of this Agreement shall be valid and be enforced to the fullest extent permitted by law.

12.7  Further Assurances.  Seller and Buyer
agree to perform, execute and/or deliver or cause to be performed, executed and/or delivered at the Closing or after the Closing any and all such further acts, deeds, and assurances, in addition to those specifically required hereunder, as may be reasonably required to consummate the transactions contemplated hereby.

12.8  Post-Closing Access to Records.  Upon
receipt by the Surviving Corporation of Buyer's reasonable written request within a period of one year after the Closing, the Surviving Corporation (at Buyer's sole cost and expense) shall (a) at the Surviving
Corporation's principal place of business, during its normal business hours, make all its records relating to the Property available to Buyer for inspection, copying and audit by Buyer's designated accountants and (b) cooperate with Buyer in obtaining any and all permits, licenses, authorizations, and other governmental approvals necessary for the operation of the Property.

12.9  GOVERNING LAW.  THIS AGREEMENT SHALL BE
GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF
THE STATE OF CALIFORNIA WITHOUT GIVING EFFECT TO THE
PROVISIONS THEREOF RELATING TO CONFLICTS OF LAW.

12.10 Brokers. Seller represents and warrants to Buyer that no broker, finder or financial adviser is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon actions of or arrangements made by or on behalf of Seller or any of its constituent partners or shareholders; provided, however, that Seller acknowledges that the Sunwest Unimproved Land is the subject of an Exclusive Listing Agreement dated
August 1, 1994 (the "Listing Agreement"), between MIP and
Daum Commercial Real Estate Services ("Daum").  The
Surviving Corporation shall be solely responsible for commissions payable, if any, to Daum pursuant to the Listing Agreement. Buyer represents and warrants to Seller that no broker, finder or financial adviser is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon actions of or arrangements made by or on behalf of Buyer.

12.11  Assignment.  Neither this Agreement nor
any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise); provided, however, that subject to the prior written consent of Seller
(which consent shall not be unreasonably withheld) Buyer may assign any of the rights, interest or obligations hereunder to a third party, but no such assignment shall relieve Buyer of its obligations hereunder. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

12.12  Expenses.  Each party shall pay its own
costs and expenses incurred in connection with this Agreement; provided, however, all transfer taxes, title premiums and costs of title searches, escrow fees and costs and recording fees and costs related to the transfer of the Property shall be paid one-half (1/2) by the Surviving Corporation and one-half (1/2) by Buyer.

12.13 Attorneys' Fees. In any judicial action or proceeding or any arbitration proceeding between the parties to enforce any of the provisions of this Agreement, to seek damages on account of the breach hereof, to seek injunctive relief to prevent the breach hereof, to seek a judicial determination of the rights or obligations or any party hereto, or in any judicial action or proceeding or any arbitration proceeding between the parties in which this Agreement is raised as a defense, regardless of whether the action or proceeding is prosecuted to judgment and in addition to any other remedy, the unsuccessful party shall pay the successful party all costs and expenses, including reasonable attorneys' fees, incurred by the successful party.

12.14 Third Parties. Nothing herein expressed or implied is intended or shall be construed to confer upon or give to any person or corporation other than the parties hereto and their successors or assigns, any rights or remedies under or by reason of this Agreement.

12.15  Counterparts.  This Agreement may be
executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.


IN WITNESS WHEREOF, each of the parties hereto have duly executed this Agreement, all as of the day and year first above written.

                  BUYER:

                  PALM FINANCE CORPORATION,
                  a California corporation

                  By:/s/G. Douglas O'Keefe
                     Name:  G. Douglas O'Keefe
                     Title: President

                  SELLER:

                  MIP ACQUISITION CORPORATION, a
                  Maryland corporation

                  By:/s/Joseph E. Robert
                     Name:  Joseph E. Robert
                     Title: President




Exhibit "A"

Irwindale Property

Parcel A:

Parcel 2 in the City of Irwindale, in the County of Los
Angeles, State of California as shown on Parcel Map No.
17390, filed in Book 183 Pages 98 & 99 of Parcel Maps, in the office of the County Recorder of said County.

Parcel B:

Easements for drainage and driveway purposes as more particularly described and set forth in that certain declaration of establishment of easements dated November
25, 1986 executed by Birtcher Campbell Reliance, Ltd., a
California partnership, upon the terms, covenants and conditions contained therein, and recorded December 19, 1986 as Instrument No. 86-1772554 Official Records.

Sunwest Property

    THAT PORTION OF PARCEL 3 OF PARCEL MAP NO. 11555, IN THE COUNTY OF SAN BERNARDINO, STATE OF CALIFORNIA, AS PER PLAT RECORDED IN BOOK 136 OF PARCEL MAPS, PAGES 20 AND 21, RECORDS OF SAID COUNTY, DESCRIBED AS
    FOLLOWS:

    BEGINNING AT THE SOUTHEAST CORNER OF PARCEL 3 OF SAID PARCEL MAP; THENCE NORTH 00 DEG. 17' 04" WEST, A DISTANCE OF 66.44 FEET; THENCE SOUTH 89 DEG. 42' 56" WEST, A DISTANCE OF 32.00 FEET; THENCE NORTH 00 DEG. 17' 04" WEST, A DISTANCE OF 354.86 FEET TO A NONTANGENT CURVE HAVING A RADIUS OF 5000.00 FEET AND A RADIAL BEARING OF SOUTH 19 DEG. 27' 46" EAST; THENCE SOUTHWESTERLY ALONG SAID CURVE CONCAVE SOUTHEASTERLY THROUGH A CENTRAL ANGLE OF 02 DEG. 50' 25" AND AN ARC DISTANCE OF 247.85 FEET TO A NONTANGENT COMPOUND CURVE HAVING A RADIAL BEARING OF SOUTH 22 DEG. 18' 11" FOR THE 5000.00 FOOT RADIUS CURVE AND A RADIAL BEARING OF SOUTH 22 DEG. 50' 30" EAST FOR THE 4734.96 FOOT RADIUS CURVE, THENCE SOUTHWEST ALONG SAID COMPOUND CURVE CONCAVE SOUTHEASTERLY, AND AN ARC DISTANCE OF 171.41 FEET; THENCE SOUTH 63 DEG. 39' 52" WEST, A DISTANCE OF 18.58 FEET; THENCE SOUTH 50 DEG. 10' 09" WEST, A DISTANCE OF 51.42 FEET; THENCE SOUTH 63 DEG. 39' 52" WEST, A DISTANCE OF 328.00 FEET; THENCE SOUTH 26 DEG. 20' 08" EAST, A DISTANCE OF 56.87 FEET; THENCE SOUTH 86 DEG. 18' 46" EAST, A DISTANCE OF 208.94 FEET; THENCE SOUTH 88 DEG. 41' 26" EAST, A DISTANCE OF 138.01 FEET; THENCE SOUTH 43 DEG. 41' 26" EAST, A DISTANCE OF 21.51 FEET TO A TANGENT CURVE HAVING A RADIUS OF 52.00 FEET; THENCE EASTERLY ALONG SAID CURVE CONCAVE SOUTHERLY, THROUGH A CENTRAL ANGLE OF 78 DEG. 38' 26" AND AN ARC DISTANCE OF 71.37 FEET TO A POINT WITH A RADIAL BEARING OF NORTH 34 DEG. 57' 00" EAST; THENCE NORTH 00 DEG. 17' 04" WEST, A DISTANCE OF
    8.69 FEET; THENCE SOUTH 88 DEG. 41' 26" EAST, A DISTANCE OF 320.32 FEET TO THE POINT OF BEGINNING.

    THIS LEGAL IS MADE PURSUANT TO THAT CERTAIN CERTIFICATE APPROVING A LOT LINE ADJUSTMENT, CERTIFICATE NO. 91-11, RECORDED FEBRUARY 11, 1992, INSTRUMENT NO. 92-049266, OFFICIAL RECORDS.



              Exhibit "B"

    1. First Modification to Note, Deed of Trust and Loan Documents, dated January 6, 1992, among MIP, as lender, and Donald F. Sammis and Fernanda C. Sammis, husband and wife, Lee C. Sammis, Trustee of the Donald F. Sammis Children's Trust dated August 5, 1993, Mission Valley One, a California general partnership, MBM Associates, a California limited partnership, and Mission Valley Partners, a California general partnership, collectively, as borrower, which agreement amends the Note and each of the documents identified in items 2 through 7 below

    2. Loan Agreement and Borrowers Certificate, dated as of June 8, 1989, among Original Borrower and MIP, dated as of June 8, 1989

    3. Subordinate Deed of Trust with Assignment of Rents, Security Agreement and Fixture Filing, dated as of June 8, 1989, by
    Original Borrower, in favor of MIP

    4. Assignment of Interest in Leases, dated as of June 8, 1989, by Original Borrower in favor of MIP

    5. Completion Guaranty, dated as of June 8, 1989, by Donald Sammis and Fernanda Sammis in favor of MIP

    6. Indemnity Agreement, dated June 8, 1989, by Original Borrower in favor of MIP

    7. UCC-1 Financing Statements, dated June 8, 1989, showing Original Borrowers as debtor and MIP as secured party

    8. Promissory Note secured by Deed of Trust, dated June 8, 1989, by Original Borrower in favor of MIP.

    9. UCC-2 Financing Statement, dated December 29, 1992, adding Mission Valley Partners, a California general partnership as debtor.


                           Exhibit "C"

            A G R E E M E N T  A N D  P L A N  O F  M E R G E R

               THIS AGREEMENT AND PLAN OF MERGER (this "Agreement") is entered into as of May 21, 1995 by and among MIP PROPERTIES, INC., a Maryland corporation (the "Company"), JER PARTNERS, L.L.C., a Maryland limited liability company ("Purchaser"), and MIP ACQUISITION CORPORATION, a Maryland corporation and a wholly-owned subsidiary of Purchaser ("Merger Sub"). The Purchaser and Merger Sub are sometimes hereinafter collectively referred to as the "Purchasing Entities".

                             R E C I T A L S :

     A. Purchaser and the Board of Directors of the Company each have determined that it is in the best interests of their members and stockholders, respectively, for Purchaser to acquire the Company upon the terms and subject to the conditions set forth herein.

     B. The Company, Purchaser and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

                            A G R E E M E N T :

               In consideration of the premises and of the representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

                                 ARTICLE I

                    THE MERGER; CLOSING; EFFECTIVE TIME

               1.1  The Merger

               Subject to the terms and conditions of this Agreement, at the Effective Time (as defined in Section 1.3) Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease (the "Merger"). The Company shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the "Surviving Corporation") and shall continue to be governed by the laws of the State of Maryland. The separate corporate existence of the Company with all of its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger, subject to the provisions of Article II hereof (as it relates to the Charter and Bylaws of the Company), Article III hereof (as it relates to directors and officers of the Company) and Article IV hereof (as it relates to the capital stock of the Company), and the Company shall succeed, without other transfer, to all of the rights and properties of Merger Sub and shall be subject to all of the debts and liabilities of Merger Sub. The Merger shall have the effects specified in the Maryland General Corporation Law (the "MCL").

               1.2  Closing

               The closing of the Merger (the "Closing") shall take place (i) at the offices of Allen, Matkins, Leck, Gamble & Mallory, 515 South Figueroa Street, Eighth Floor, Los Angeles, California 90071, at 9:00 A.M., California time, on the first business day following the date upon which the last to be fulfilled or waived of the conditions set forth in Article VII hereof shall be fulfilled or waived in accordance with this Agreement or (ii) at such other place and time and/or on such other date as the Company and Purchaser may agree.

               1.3  Effective Time

               As soon as practicable following the Closing, and provided that this Agreement has not been terminated or abandoned pursuant to Article VIII hereof, Articles of Merger in the form attached hereto as Exhibit A (the "Articles of Merger") shall be promptly filed and recorded in accordance with the MCL. The Merger shall thereupon become effective at the time and date of such filing or at such date and time otherwise specified in the Articles of Merger, and such time is hereinafter referred to as the "Effective Time".

                                 ARTICLE II

                             CHARTER AND BYLAWS
                        OF THE SURVIVING CORPORATION

               2.1  Charter

               By operation of the Merger, the Articles of Restatement of Charter (the "Charter") of the Company, as the Surviving Corporation, shall be amended and restated in its entirety as of the Effective Time to be in the form of the Charter of Merger Sub as in effect immediately prior to the Effective Time, until duly amended in accordance with the terms thereof and the MCL, except as otherwise set forth in the Articles of Merger.

               2.2  Bylaws

                    Immediately after the Effective Time, the Bylaws of the Company, as the Surviving Corporation, shall be amended and restated in their entirety, by action of the Board of Directors of the Surviving Corporation, or by Purchaser as the sole stockholder of the Surviving Corporation, to be in the form of the Bylaws of Merger Sub as in effect immediately prior to the Effective Time, until duly amended in accordance with the terms thereof and the MCL.

                                ARTICLE III

                           OFFICERS AND DIRECTORS
                        OF THE SURVIVING CORPORATION

               3.1  Officers and Directors

               At the Effective Time, each of the officers and directors of the Company shall submit written resignations as officers and/or directors of the Company, and immediately thereafter the Purchaser, as the sole stockholder of the Surviving Corporation, shall cause the officers and directors of the Merger Sub immediately prior to the Effective Time to be elected as the officers and directors, respectively, of the Surviving Corporation. Such directors and officers shall remain as such until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Charter and Bylaws.

                                 ARTICLE IV

                        CONVERSION AND CANCELLATION
                          OF SHARES IN THE MERGER

               4.1  Conversion and Cancellation of Shares

               The manner of converting and canceling shares of the Company and Merger Sub in the Merger shall be as follows:

                    (a) At the Effective Time, each share of Common Stock, $.01 par value per share, of the Company (the "Common Stock") issued and outstanding immediately prior to the Effective Time (other than shares owned by one of the Purchasing Entities but including all shares that have been deferred under the Company's First Amended and Restated Long-Term Incentive Compensation Plan and Fee Deferral Plan) (the "Shares") shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive, without interest, an amount in cash equal to $2.475 per share (the "Cash Merger Consideration").

                    (b) At the Effective Time, all Shares, by virtue of the Merger and without any action on the part of the holders thereof, shall cease to be outstanding and shall be canceled and retired and shall cease to exist, and each holder of a certificate representing any such Shares shall thereafter cease to have any rights with respect to such Shares, except the right of holders (other than the Purchasing Entities) to receive the Cash Merger Consideration upon the surrender of such certificate in accordance with Section 4.2.

                    (c) At the Effective Time, each share of Common Stock issued and outstanding at the Effective Time and owned by any of the Purchasing Entities shall, by virtue of the Merger and without any action on the part of the holder thereof, cease to be outstanding, shall be canceled and retired without payment of any consideration therefor and shall cease to exist.

                    (d) At the Effective Time, each share of Common Stock, $.01 par value per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of Common Stock of the Surviving Corporation.

               4.2  Payment for Shares

                    (a) At the Effective Time, Purchaser shall make available or cause to be made available to an exchange agent mutually satisfactory to the Company and Purchaser (the "Exchange Agent"), amounts sufficient in the aggregate to provide all funds necessary for the Exchange Agent to make payments pursuant to
     Section 4.1(a) hereof to holders of Shares issued and outstanding immediately prior to the Effective Time who are to receive the Cash Merger Consideration. Promptly, and in no event later than five (5) business days, after the Effective Time, the Surviving Corporation shall cause to be mailed to each person who was, at the Effective Time, a holder of record (other than any of the Purchasing Entities) of issued and outstanding Shares, a form (mutually agreed to by Purchaser and the Company) of letter of transmittal and instructions for use in effecting the surrender of the certificates which, immediately prior to the Effective Time, represented any of such Shares in exchange for payment of the Cash Merger Consideration therefor. Upon surrender to the Exchange Agent of such certificates, together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and only upon such surrender, the Purchaser shall promptly cause to be delivered to the persons entitled thereto a check in the amount that such persons are entitled under Section 4.1(a) hereof, after giving effect to any required tax withholdings.

                    (b) No interest will be paid or will accrue on the amount payable upon the surrender of any certificate, whether or not such certificate was surrendered for the Cash Merger Consideration. If payment is to be made to a person other than the registered holder of the certificate surrendered, it shall be a condition of such payment that the certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer, as determined by the Exchange Agent or Purchaser, and that the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of the certificate surrendered or establish to the satisfaction of the Purchaser or the Exchange Agent that such tax has been paid or is not payable. One hundred and eighty days following the Effective Time, Purchaser shall be entitled to cause the Exchange Agent to deliver to it any funds (including any interest received with respect thereto) made available to the Exchange Agent which have not been disbursed to holders of certificates formerly representing Shares outstanding on the Effective Time, and thereafter such holders shall be entitled to look to the Purchaser only as general creditors thereof with respect to the Cash Merger Consideration payable upon due surrender of their certificates. Notwithstanding the foregoing, neither the Exchange Agent nor any party hereto shall be liable to any holder of certificates formerly representing Shares for any amount paid to a public official as required by any applicable abandoned property, escheat or similar law.

                    (c)  The Company shall pay all charges and
     expenses, including those of the Exchange Agent, in connection with the exchange of Shares for the Cash Merger Consideration.

               4.3  Transfer of Shares After the Effective Time

               No transfers of Shares shall be made on the stock transfer books of the Surviving Corporation at or after the Effective Time. If, after the Effective Time, certificates representing Shares are presented to the Surviving Corporation or its agents, they shall be canceled and exchanged for the Cash Merger Consideration after giving effect to any required tax withholdings. To the extent that any amounts are withheld, such amounts shall be treated as having been paid. Until such certificates are surrendered, each certificate shall be deemed to evidence only the right to receive the Cash Merger Consideration upon such surrender in accordance with the terms and conditions set forth herein.

                                 ARTICLE V

                       REPRESENTATIONS AND WARRANTIES

               5.1  Representations and Warranties of the Company

               The Company hereby represents and warrants to Purchaser and Merger Sub that:

                    (a)  Corporate Organization and Qualification.
     The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland and is in good standing as a foreign corporation in each jurisdiction where the properties owned, leased or operated, or the business conducted, by it require such qualification, except where such failure to so qualify or be in such good standing, would not have a material adverse effect on the financial condition, properties, business or results of operations of the Company and its subsidiaries taken as a whole (a "Material Adverse Effect"). Redwood Shores MIP, Inc., a California corporation and a wholly-owned subsidiary of the Company ("Redwood"), is a corporation duly organized, validly existing and in good standing under the laws of the State of California and is in good standing as a foreign corporation in each jurisdiction where the properties owned, leased or operated, or the business conducted, by it require such qualification, except where such failure to so qualify or be in such good standing, would not have a Material Adverse Effect. The Company, Redwood and, to the Knowledge of the Company (as defined in Section 10.1 hereof), the Partnerships have the requisite corporate or partnership power and corporate or partnership authority, as applicable, to carry on their respective businesses as they are now being conducted. Schedule 5.1(a) sets forth: each of the Company's subsidiaries (as defined in Section 10.2 hereof); each subsidiary's jurisdiction of organization; each partnership, joint venture or other organization, including, but not limited to, Discovery Plaza, Shorebreeze I and II, and Harbor Point (the "Partnerships"), in which the Company or any of its subsidiaries owns any beneficial equity interest and the jurisdiction of organization and the nature and percentage of the Company's ownership interest in such Partnerships; and the names of persons other than the Company that are equity owners of the Company's subsidiaries or, to the Knowledge of the Company, are equity owners of any such Partnership. Except for Redwood, which is the general partner of Shorebreeze Associates, a California limited partnership ("Shorebreeze LP"), each of the subsidiaries listed on Schedule 5.1(a) is an inactive corporation with no substantial assets, liabilities (contingent or otherwise) in excess of $10,000 in the aggregate or businesses. To the Knowledge of the Company, each of the Partnerships has been duly organized and is validly existing as a limited partnership under the laws of the jurisdiction of its organization. With respect to the Company's and Redwood's interests in its subsidiaries and the Partnerships,
     (i) the Company or Redwood (as the case may be) owns such interests free and clear of all liens, pledges, security interests, claims, options or other encumbrances, except as set forth in the partnership agreements (ii) except as set forth in
     Schedule 5.1(d), neither the Company nor Redwood is in breach of any provision of any agreement, document or contract governing the Company's or Redwood's rights in or to the interests owned or held by the Company or Redwood which could, individually or in the aggregate, have a Material Adverse Effect (all of which agreements, documents and contracts are set forth on Schedule 5.1(l), are unmodified as described therein and are in full force and effect) and (iii) to the Knowledge of the Company, the other parties to such agreements, documents or contracts are not in breach of any of their respective obligations under such agreements, documents or contracts which could, individually or in the aggregate, have a Material Adverse Effect. Other than as disclosed in Schedule 5.1(a), the Company has no subsidiaries or equity investments in any corporation, partnership, joint venture or other organization. The Company has made available to Purchaser a complete and correct copy of the Company's Charter and Bylaws, Redwood's Articles of Incorporation and Bylaws, and the organizational documents of the Partnerships, each as amended to date. The Company's Charter and Bylaws, Redwood's Articles of Incorporation and Bylaws, and, to the Knowledge of the Company, the organizational documents of the Partnerships, so delivered are in full force and effect as of the date hereof.

                    (b) Authorized Capital. The authorized capital stock of the Company consists of: 75,000,000 shares of Common Stock, of which (i) 9,223,105 shares of Common Stock are outstanding on the date hereof, (ii) 5,000 shares of Common Stock are issuable upon exercise of currently outstanding stock options granted under the Stock Plans (as defined below) and with per share exercise prices below the per share Cash Merger Consideration and (iii) 110,492 shares of Common Stock have been deferred under the Company's Stock Plans; and 25,000,000 shares of preferred stock, $.01 par value per share, of which no shares are outstanding. All of the outstanding shares of Common Stock have been duly authorized and are validly issued, fully paid and nonassessable. At the Effective Time, there will be a maximum of 9,338,597 shares of Common Stock outstanding and entitled to conversion into the Cash Merger Consideration. The Company has no shares of Common Stock reserved for issuance, except that there are 636,895 shares of Common Stock reserved for issuance pursuant to the Company's Incentive Stock Option Plan, Non-Qualified Stock Option Plan, First Amended and Restated Directors Stock Plan, Fee Deferral Plan and First Amended and Restated Long-Term Incentive Compensation Plan (collectively, the "Stock Plans"), of which there are (1) 320,000 shares of Common Stock subject to options outstanding under the Stock Plans (5,000 of which are currently exercisable and have per share exercise prices below the per share Cash Merger Consideration), and
     (2) 110,492 shares of Common Stock that have been deferred under the First Amended and Restated Long-Term Incentive Compensation Plan and/or the Fee Deferral Plan (the "Deferred Shares").
     Except as set forth above and in Schedule 5.1(a), there are no shares of capital stock of the Company authorized, issued or outstanding and there are no preemptive rights or any outstanding subscriptions, options, warrants, rights (including any form of "poison pill" rights), convertible securities or other agreements or commitments of any character to which the Company or any of its subsidiaries is a party relating to the issued or unissued capital stock or other securities of the Company or any of its subsidiaries.

                    (c)  Corporate Authority.  Subject only to
     approval of this Agreement and the Merger by the holders of not less than eighty percent (80%) of the outstanding shares of Common Stock, the Company has the requisite corporate power and corporate authority and has taken all corporate action necessary in order to execute and deliver this Agreement and consummate the transactions contemplated hereby. This Agreement is a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, except to the extent that such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally and by general principles of equity.

                    (d)  Governmental Filings; No Violations.

                         (i)  Other than the filings provided for
          in Section 1.3, state securities and "Blue Sky" laws, and the Securities Exchange Act of 1934, as amended (the "Exchange Act") (together, the "Regulatory Filings"), no notices, reports or other filings are required to be made by the Company or Redwood with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by the Company or Redwood from, any governmental or regulatory authorities of the United States, the several states or any foreign jurisdiction in connection with the execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby, except for such notices, reports, filings, consents, registrations, approvals, permits or authorizations, the failure of which to make or obtain would not have a Material Adverse Effect or would not prevent or materially delay the consummation of the Merger.

                        (ii)  The execution and delivery of this
          Agreement by the Company do not, and, assuming the requisite approval of the Company's stockholders is obtained, the consummation by the Company of the transactions contemplated by this Agreement will not, constitute or result in (1) a breach or violation of, or a default under, or a conflict with, the Charter or Bylaws of the Company, the Articles of Incorporation or Bylaws of Redwood, or the organizational documents of the Partnerships, (2) to the Knowledge of the Company, except as set forth in Schedule 5.1(d), (A) a breach or violation of, a default under or the triggering of any payment or other obligations pursuant to, any existing Benefit Plan (as defined in Section 5.1(g)) or any grant or award made under any such Benefit Plan, (B) with or without the giving of notice or passage of time, a breach or violation of, a default under, the acceleration of or the creation of a lien, pledge, charge, security interest or similar encumbrance on assets pursuant to, or being declared void or voidable, any provision of any Material Contract (listed on Schedule 5.1(l)) of the Company, Redwood, or, to the Knowledge of the Company, the Partnerships, or (C) a violation of or a default under any law, rule, ordinance, regulation, judgment, decree, order, award, permit or license to which the Company, Redwood or, to the Knowledge of the Company, the Partnerships are subject, except, in the case of clauses 2(A), (B) and
          (C) above, for such breaches, violations, defaults, accelerations, creations of liens or declarations of voidability that, alone or in the aggregate, would not have a Material Adverse Effect or that would not prevent or materially delay the consummation of the Merger.

                    (e) Company Reports; Financial Statements. The Company has filed in a timely manner all forms, reports and documents (collectively, the "Company Reports") required to be filed by it since December 31, 1992 under the Securities Act of 1933, as amended, the Exchange Act, and the rules and regulations promulgated thereunder (the "Securities Laws"). The Company has delivered to Purchaser all the Company Reports, each in the form (including exhibits and any amendments thereto) filed with the Securities and Exchange Commission (the "SEC"). As of their respective dates, the Company Reports complied as to form in all material respects with the applicable requirements of the Securities Laws and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. Each of the Consolidated Balance Sheets included in or incorporated by reference into the Company Reports (including the related notes and schedules) fairly presents the consolidated financial position of the Company and its subsidiaries as of its date, and each of the consolidated statements of income and of cash flows included in or incorporated by reference into the Company Reports (including any related notes and schedules) fairly presents the consolidated results of operations, retained earnings and cash flows, as the case may be, of the Company and its subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to normal year-end audit adjustments, which, with respect to unaudited statements after December 31, 1994, are not expected to be material in amount), in each case in accordance with generally accepted accounting principles ("GAAP") consistently applied during the periods involved, except as may be noted therein. Except as and to the extent set forth in the Company Reports, neither the Company nor Redwood has any material liabilities or material obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected on, or reserved against in, a consolidated balance sheet of the Company or in the notes thereto, prepared in accordance with GAAP consistently applied, except for (i) liabilities or obligations arising in the ordinary course of business since December 31, 1994, and (ii) liabilities or obligations which have been incurred for legal, accounting and investment banking fees and out-of-pocket expenses in connection with the Merger and the transactions related thereto.

                    (f) Absence of Certain Changes. Except as set forth on Schedule 5.1(f), since December 31, 1994, the Company and Redwood have, and, to the Knowledge of the Company, the Partnerships have, conducted their respective businesses only in, and have not engaged in any material commitment, contractual obligations, borrowing, capital expenditure or transaction other than in, the ordinary and usual course of business and there has not been:

                         (i)  any material adverse change in the
          financial condition, properties, business or results of operations of the Company and Redwood taken as a whole or, to the Knowledge of the Company, the Partnerships, or to the Knowledge of the Company, any development or combination of developments which would result in any such change, other than developments affecting industry, economic and market conditions generally;

                        (ii)  any declaration, setting aside or
          payment of any dividend or other distribution with respect to the capital stock of the Company or Redwood or, to the Knowledge of the Company, any interest in any Partnership;

                       (iii)  any change by the Company or
          Redwood or, to the Knowledge of the Company, any Partnership, in accounting principles, practices or methods other than required by GAAP or as set forth in the Company Reports;

                        (iv)  any commitment, contractual
          obligation, borrowing, capital expenditure or transaction (each a "Commitment") entered into by the Company or Redwood, or, to the Knowledge of the Company, the Partnerships, other than (1) immaterial Commitments entered into in the ordinary course of business which may be canceled by the Company or Redwood or, to the Knowledge of the Company, such Partnership without penalty upon not more than 30 days' notice, (2) Leases covering less than 3,000 square feet in any individual case and (3) Commitments involving obligations that do not exceed $10,000 individually or $100,000 in the aggregate;

                         (v)  any increase in the compensation
          (including, without limitation, bonuses or severance payments) payable or to become payable by the Company or Redwood to any of its employees, directors or officers other than increases in the ordinary course of business and consistent with past practice and except as provided in Schedule 5.1(g) with respect to certain officers and in Section 7.1(h) hereof with respect to Carl C. Gregory, III;

                        (vi)  subject to de minimis exceptions,
          any payment or agreement to pay by the Company or Redwood any pension, retirement allowance or other employee benefit to any of its past or present directors, officers or employees, except as required by previously existing plans, agreements or arrangements or except as otherwise permitted by this Agreement; or

                       (vii)  any amendment to the Charter or
          Bylaws of the Company or the organizational documents of the Company's subsidiaries or, to the Knowledge of the Company, the Partnerships except for any amendments filed as exhibits to the Company's Annual Report on Form 10-K/A for the year ended December 31, 1994;

               except for sales of real estate completed prior to the date hereof and set forth on
               Schedule 5.1(f), the sales of approximately six acres of the North Bay land and the refinancing of outstanding loans with respect to Shorebreeze I and II, the terms of which are set forth on Schedule 5.1(f). To the Knowledge of the Company, none of the Partnerships has any employees.

                    (g)  Employee Benefits.

                         (i)  Schedule 5.1(g) contains a true and
          complete list of each collective bargaining, bonus, deferred compensation, incentive compensation, thrift, savings, stock purchase, stock option, severance or termination pay, hospitalization or other medical, life or other insurance, supplemental unemployment benefits, profit-sharing, pension, employee stock ownership, or retirement plan, program, agreement or arrangement, and each other employee benefit plan, program, agreement or arrangement, sponsored, maintained or contributed to or required to be contributed to by the Company or Redwood or by any trade or business, whether or not incorporated (an "ERISA Affiliate"), that together with the Company would be deemed a "single employer" within the meaning of section 4001 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), for the benefit of any employee or terminated employee of the Company or any ERISA Affiliate, whether formal or informal and whether legally binding or not (collectively, the "Benefit Plans"). Schedule 5.1(g) identifies each of the Benefit Plans that is an "employee benefit plan," as that term is defined in section 3(3) of ERISA (such plans being hereinafter referred to collectively as the "ERISA Plans"). With respect to each Benefit Plan, the Company has heretofore made available to Purchaser true and complete copies of each such Benefit Plan (including all amendments thereto), any trust or other funding agreement (including all amendments thereto) and the latest financial statements thereof, and any insurance contracts (including all amendments thereto).

                        (ii)  Neither the Company nor Redwood
          currently maintains, and to the Knowledge of the Company, has no present or contingent liability with respect to, any "Employee Pension Benefit Plan". "Employee Pension Benefit Plan" shall mean any employee pension benefit plan (as defined in Section 3(2)(A) of ERISA) maintained by the Company, Redwood or any ERISA Affiliate.

                       (iii)  To the Knowledge of the Company,
          each Benefit Plan has been operated and administered in all material respects in accordance with its terms and applicable law, including but not limited to ERISA and the Internal Revenue Code of 1986, as amended (the "Code").

                        (iv)  To the Knowledge of the Company,
          neither the Company, Redwood nor any ERISA Affiliate, nor any ERISA Plan, nor any trust created thereunder, nor any trustee or administrator thereof has engaged in a transaction in connection with which the Company, Redwood or any ERISA Affiliate, any ERISA Plan, any such trust, or any trustee or administrator thereof, or any party dealing with any ERISA Plan or any such trust could be subject to either a civil penalty assessed pursuant to section 409 or 502(i) of ERISA or a tax imposed pursuant to section 4975 or 4976 of the Code which, in either case, would have a Material Adverse Effect.

                         (v)  Full payment has been made, or will
          be made in accordance with section 404(a)(6) of the Code, of all amounts which the Company, Redwood or any ERISA Affiliate is required to pay under the terms of each ERISA Plan as of the last day of the most recent plan year thereof ended prior to the date of this Agreement, and all such amounts properly accrued through the Closing with respect to the current plan year thereof will be paid by the Company on or prior to the Closing or will be properly recorded on the Company's balance sheet; and no ERISA Plan or any trust established thereunder has incurred any "accumulated funding deficiency" (as defined in section 302 of ERISA and section 412 of the Code), whether or not waived, as of the last day of the most recent fiscal year of each ERISA Plan ended prior to the date of this Agreement; and all contributions required to be made with respect thereto (whether pursuant to the terms of any ERISA Plan or otherwise) on or prior to the Closing have been timely made.

                        (vi)  The consummation of the
          transactions contemplated by this Agreement will not
          (1) entitle any current or former employee or officer of the Company, Redwood or any ERISA Affiliate to severance pay, unemployment compensation or any other payment, except as expressly provided in this Agreement, in any schedule attached hereto or under the terms of the Stock Plans or any stock option or restricted stock agreements in effect as of the date hereof and entered into pursuant thereto, (2) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee or officer except as expressly provided in this Agreement, in any schedule attached hereto or under the terms of the Stock Plans or any agreements entered into pursuant thereto, or (3) to the Knowledge of the Company, result in any prohibited transaction described in section 406 of ERISA or section 4975 of the Code for which an exemption is not available.

                       (vii)  To the Knowledge of the Company,
          with respect to each Benefit Plan that is funded wholly or partially through an insurance policy, there will be no liability of the Company, Redwood or any ERISA Affiliate, as of the Closing, under any such insurance policy or ancillary agreement with respect to such insurance policy in the nature of a retroactive rate adjustment, loss sharing arrangement or other actual or contingent liability arising wholly or partially out of events occurring prior to the Closing.

                      (viii)  To the Knowledge of the Company,
          there are no pending, threatened or anticipated claims by or on behalf of any Benefit Plan, by any employee or beneficiary covered under any such Benefit Plan, or otherwise involving any such Benefit Plan (other than routine claims for benefits) which would have a Material Adverse Effect.

                    (h)  Proxy Statement.  The Company's proxy
     statement with respect to the meeting of the Company's stockholders referred to in Section 6.2 (the "Proxy Statement") shall not, on the date the Proxy Statement (including any amendment or supplement thereto) is first mailed to stockholders, or at the time of the Stockholders Meeting referred to in Section 6.2, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Proxy Statement shall comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information concerning Purchaser or any of its subsidiaries, affiliates or advisers provided by Purchaser in writing (or confirmed by Purchaser as being accurate in writing) for inclusion in the Proxy Statement.

                    (i) Taxes. The Company and Redwood have timely and duly filed, or caused to be filed, all federal, state, local and foreign tax returns or reports required to be filed by it, and has paid or withheld, or caused to be paid or withheld, all such taxes, including any related penalties, interest and liabilities (any of the foregoing being referred to herein as a "Tax"), required to be paid as described therein, other than where the failure to file such returns or to pay or withhold such taxes would not have a Material Adverse Effect or where such Taxes are being contested in good faith and for which adequate reserves have been established in accordance with GAAP. There are no claims or assessments pending or proceeding against the Company or Redwood for any alleged deficiency in any Tax, and, to the Knowledge of the Company, there are no threatened Tax claims or assessments against the Company or Redwood, which if upheld are reasonably likely to have a Material Adverse Effect. Except as set forth in Schedule 5.1(i), there are no liens for Taxes upon the assets of the Company or Redwood other than statutory liens for current Taxes not yet due. Except as set forth in
     Schedule 5.1(i), neither the Company nor Redwood has any currently effective waivers or extensions of any applicable statute of limitations to assess any Taxes. Except as set forth in Schedule 5.1(i), there are no outstanding requests by the Company or Redwood for any extension of time within which to file any return or within which to pay any Taxes shown to be due on any return. Except as set forth in Schedule 5.1(i), to the Knowledge of the Company, no part of the Real Property is included for tax purposes in a parcel of real estate owned by a third party.

                    (j) REIT Status. The Company has been organized and operated in a manner so as to qualify as a "real estate investment trust" ("REIT") under Sections 856 through 860 of the Code, and has elected to, has been qualified to, remains qualified to, be taxed as a REIT under the Code and pursuant to any applicable state tax laws. The Company has not taken or omitted to take any action, and no event has occurred, which would cause the Company to fail to qualify as a REIT, with respect to or in any year in which any applicable tax statutes of limitations remain open, at the Effective Time.

                    (k) Compliance with Law. Except as set forth in the Environmental Reports (as defined in Section 5.2(t)), to the Knowledge of the Company, the conduct of the Company's and Redwood's business is in conformity with all foreign, federal, state, local and other governmental and regulatory requirements, except where such nonconformities, individually or in the aggregate, would not have a Material Adverse Effect. Except as set forth in the Environmental Reports, neither the Company nor Redwood has received written notice of any violation of any zoning, building, health or other law, ordinance or regulation with respect to the Real Property or any portion thereof which would have a Material Adverse Effect and the Company will promptly deliver to the Purchaser any notices with respect to any violation of any such laws, ordinances or regulations that the Company or Redwood receives from and after the date hereof. To the Knowledge of the Company, the present use of the Real Property is in compliance with all zoning laws as currently in effect except for any failures to comply that would not have a Material Adverse Effect.

                    (l) Certain Agreements. Schedule 5.1(l) sets forth a true and complete list of each note, bond, mortgage, contract, license, lease, commitment, indenture or other agreement of the Company and/or Redwood in effect as of the date of this Agreement, (i) which may result in payment by the Company or Redwood of over $25,000, (ii) which would be required by Rule 601(b)(10) of SEC Regulation S-K to be filed as an exhibit to an Annual Report on Form 10-K (other than any Benefit Plan), (iii) with respect to indebtedness for money borrowed by the Company or Redwood in excess of $25,000 (other than trade payables incurred in the ordinary and usual course of business), and to the Knowledge of the Company, with respect to indebtedness for borrowed money of any Partnership which is secured by any of the Real Property, (iv) which constitutes any other liability (including, without limitation, any guarantee, surety contract or similar instrument), obligation or transaction involving expenditures required to be made by, or liabilities of, the Company or Redwood in excess of $25,000, (v) which represents the partnership agreement of each of the Partnerships, as the same have been amended, supplemented, modified or assigned as of the date hereof; (vi) with respect to the pending sale of any asset or property owned by the Company or Redwood or the purchase by the Company or Redwood of any capital asset, in either case with a purchase price in excess of $25,000; (vii) permitting or granting the right to use or occupy more than 5,000 square feet of the Real Property (each such agreement being referred to herein as a "Major Lease") (the items referred to in clauses (i)-
     (vii) of this sentence being referred to herein as "Material Contracts"). A true and complete copy of each Material Contract and each lease that is not a Major Lease has been made available to Purchaser or its representatives. Except as set forth in
     Schedule 5.1(l), each Material Contract is a valid and legally binding obligation of the Company or Redwood or, to the Knowledge of the Company, the Partnerships (as the case may be), is in full force and effect, all obligations required to be performed thereunder as of the date hereof by the Company or Redwood or, to the Knowledge of the Company, the Partnerships (as the case may be) have been performed to date, neither the Company, Redwood nor, to the Knowledge of the Company, the Partnerships (as the case may be) has received notice of default under any Material Contract and, to the Knowledge of the Company, no other party to any such Material Contract is in default in any respect under the terms thereof except for such failures to perform or defaults which individually and in the aggregate would not have a Material Adverse Effect.

                    (m)  Real Property.

                         (i)  Real Property.  Except for
          mortgages, liens, security interests, encumbrances, options, rights, covenants, easement, leases and other rights in favor of third parties disclosed in the Company Reports, the ALTA policies and/or Preliminary Title Reports provided by the Company to Purchaser with respect thereto (the "Title Reports") or Schedule 5.1(m), and except for liens for taxes, assessments and other governmental charges which are not due and payable or which, if payable, are not yet delinquent, or are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP (the items described above being referred to herein as "Permitted Exceptions"), to the Knowledge of the Company, the Company owns or is a limited partner in, or has a wholly-owned subsidiary that is a general partner in, a Partnership that owns good and marketable fee simple title to the real property listed on Schedule 5.1(m) attached hereto (the "Land"), together with all improvements and buildings, structures and fixtures located thereon (collectively, the "Improvements") and together with all rights, privileges, easements, rights of way and appurtenances benefiting the Land and/or the Improvements or used or connected with the beneficial use or enjoyment of the Land and/or the Improvement (the Land, the Improvements, and all such rights, privileges, easements, rights of way, and appurtenances are collectively referred to herein as the "Real Property"). The Real Property constitutes all of the real estate properties owned by the Company or Redwood or, to the Knowledge of the Company, the Partnerships.

                        (ii)  Leasehold.  Since the date that the
          Company acquired title to such Real Property, neither the Company nor Redwood nor, to the Knowledge of the Company, any of the Partnerships, has received written notice from any tenant under any of the leases of the Real Property (the "Leases") (1) that the Company, Redwood or any of the Partnerships is in default under any of the Leases, or (2) regarding any physical, structural or mechanical defects on the Real Property or Improvements that could, in either event, individually or in the aggregate, have a Material Adverse Effect, and to the Knowledge of the Company, neither the Company nor Redwood has received any such notice prior to the date the Company acquired title to such Real Property. There are no uncured defaults by the Company, Redwood or, to the Knowledge of the Company, any of the Partnerships, under any of the Leases or, to the Knowledge of the Company, any uncured defaults by a tenant under any of the Leases, that could, in either event, individually or in the aggregate, have a Material Adverse Effect.

                       (iii)  Permits and Proceedings.  Except as
          disclosed on Schedule 5.1(m)(iii), to the Knowledge of the Company, (1) there are now in full force and effect
          (A) all certificates, permits, approvals, consents, authorizations and licenses required by any federal, state, city or other governmental authority in connection with the ownership, operation and maintenance of the Real Property, and (B) all agreements, easements and other rights which are necessary to permit the lawful use and operation of the buildings and improvements on any of the Real Property or which are necessary to permit the lawful use and operation of all driveways, roads and other means of egress and ingress to and from any of the Real Property, and there is no pending threat of modification or cancellation of any of the foregoing,
          (2) there is no proceeding, pending or threatened, for the total or partial condemnation of the Real Property or any portion thereof, and (3) the Company has not received any notice that any rezoning proceedings are pending or threatened with respect to the Real Property or any portion thereof, except for such failures to have in full force and effect or such proceedings that would not have a Material Adverse Effect.

                        (iv)  Engineering Reports.  Except as set
          forth in Schedule 5.1(m)(iv), since January 1, 1992 neither the Company nor Redwood has prepared, caused to be prepared or, to the Knowledge of the Company, received any engineering reports in respect of the Real Property or any improvements thereon.

                         (v)  Improvements.  Except as set forth
          in Schedule 5.1(m)(v), to the Knowledge of the Company,
          (A) all of the Improvements are structurally sound with no known material defects and are in good condition, order and repair and are not damaged by waste, fire, earthquake or earth movement or other casualty or other physical conditions that could, individually or in the aggregate, have a Material Adverse Effect, and (B) none of the Improvements is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost.

                    (n) Brokers and Finders. Neither the Company and any of its subsidiaries nor any of their respective officers, directors or employees has employed any broker or finder or entered into any agreement, contract, arrangement or understanding with any person or firm which may result in the obligation of the Company, Redwood, the Purchaser or Merger Sub for any brokerage, finder's, breakup, topping, termination or similar fees or commissions in connection with the transactions contemplated herein, except that the Company has employed Duff & Phelps as its financial advisor and the Company may retain one or more other investment bankers; provided, however, the fees to Duff & Phelps and any of the other investment bankers will not exceed in the aggregate $125,000.

                    (o) Fairness Opinion. The Company has received the written opinion of Duff & Phelps Capital Markets Co. on the date of this Agreement to the effect that the consideration to be received by the holders of Company Common Stock in the Merger is fair, from a financial point of view, to such holders, and a copy of such opinion has been delivered to Purchaser.

                    (p)  Litigation.  Except as disclosed in the
     Company Reports or set forth in Schedule 5.1(p), (i) there are no continuing orders, injunctions or decrees of any court, arbitrator or governmental authority to which the Company, Redwood or, to the Knowledge of the Company, any of the Partnerships, is a party or by which any of their respective properties or assets are bound, and (ii) there are no suits, claims, actions, proceedings or investigations pending or, to the Knowledge of the Company, threatened, against the Company, Redwood or, to the Knowledge of the Company, pending or threatened against any Partnership, which are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect or a material adverse effect on the ability of the Company to consummate the transactions contemplated by this Agreement.

                    (q) Certain Actions. The Board of Directors of the Company has taken the following actions on or prior to the date hereof:

                         (i)  Adopted resolutions exempting from
          the provisions of Section 3-602 of the MCL any and all "business combinations" (as that term is defined in Section 3-601 of the MCL) of any type that the Company at any time after the date of such adoption may enter into or be a party to or with or involving J.E. Robert Companies or any of its existing or future affiliates (as that term is defined in Section 3-601 of the MCL); and

                        (ii)  Adopted resolutions adopting an
          amendment to the Bylaws of the Company exempting the acquisition of shares of Common Stock by the Purchaser from the provisions of Section 3-701 to 3-708 of the MCL.

               Such resolutions have not been amended since their adoption and remain in full force and effect.

                    (r) Labor Relations. Neither the Company nor Redwood is a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor union organization. To the Knowledge of the Company, there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or threatened involving employees of the Company or Redwood.

                    (s) Related Party Transactions. Schedule 5.1(s) sets forth all arrangements, agreements and contracts in effect as of the date hereof entered into by the Company, Redwood or, to the Knowledge of the Company, any of the Partnerships, with
     (i) any person who is an officer, director or affiliate of the Company, Redwood or such Partnership, any relative of any of the foregoing or any entity of which any of the foregoing is an affiliate, or (ii) any person who acquired common stock of the Company or Redwood, or partnership interests in such Partnership in a private placement.

                    (t)  Environmental.

                         (i)  Except as set forth in the
          environmental reports listed on Schedule 5.1(t) (the "Environmental Reports"), to the Knowledge of the Company, the Company, Redwood and each of the tenants of the Real Property is in compliance with all applicable Environmental Laws (which compliance includes, but is not limited to, the possession by the Company, Redwood and, to the Knowledge of the Company, each of the tenants of the Real Property, of all permits and other governmental authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof). Except as set forth in the Environmental Reports or on Schedule 5.1(t), neither the Company nor Redwood has received any communication (written or oral) from any governmental authority that alleges that the Company, Redwood or any tenant of the Real Property is not in such compliance and, to the Knowledge of the Company, except as set forth in the Environmental Reports or on
          Schedule 5.1(t), there are no past or present actions, activities, circumstances, conditions, events or incidents that may prevent or interfere with such compliance in the future.

                        (ii)  There is no Environmental Claim
          pending or, to the Knowledge of the Company, threatened against the Company, Redwood or, to the Knowledge of the Company, pending or threatened against any tenant of the Real Property or any other person or entity whose liability for any Environmental Claim the Company or any of its subsidiaries has or may have retained or assumed either contractually or by operation of law.

                       (iii)  To the Knowledge of the Company,
          except as set forth in the Environmental Reports, there are no past or present actions, activities, circumstances, conditions, events or incidents (including, without limitation, the release, emission, discharge, presence or disposal of any Hazardous Material) which could form the basis of any Environmental Claim against the Company, Redwood, or against any tenant of the Real Property or any other person or entity whose liability for any Environmental Claim the Company or any of its subsidiaries has or may have retained or assumed either contractually or by operation of law.

                        (iv)  To the Knowledge of the Company,
          except as set forth in the Environmental Reports, neither the Company, Redwood nor any tenant of the Real Property nor any other person has Released, placed, stored, buried or dumped Hazardous Materials or any other wastes produced by, or resulting from, any business, commercial or industrial activities, operations or processes, on, beneath or adjacent to the Real Property or any property formerly owned, operated or leased by the Company or Redwood, other than general office supplies used in the ordinary course of business, including without limitation, copier toner, liquid paper, glue, ink, and cleaning solvents and other than any such Hazardous Materials used, stored or sold by a tenant of any such Real Property in the ordinary course of such tenant's business (which general office supplies and other Hazardous Materials, to the Knowledge of the Company, were and are stored or disposed of in accordance with applicable laws and regulations and in a manner such that, to the Knowledge of the Company, there has been no Release of any such substances into the indoor or outdoor environment).

                         (v)  The Company has delivered or
          otherwise made available for inspection to the Purchaser true, complete and correct copies of any reports, studies, analyses, tests or monitoring possessed or initiated by the Company or Redwood pertaining to Hazardous Materials in, on, beneath or adjacent to the Real Property or regarding the Company's, Redwood's and, to the Knowledge of the Company, any tenant's of the Real Property compliance with applicable Environmental Laws.

                        (vi)  Except as set forth in Schedule
          5.1(t), to the Knowledge of the Company, no transfers of permits or other governmental authorizations under Environmental Laws, and no additional permits or other governmental authorizations under Environmental Laws, will be required to permit the Purchaser to conduct the business of the Company and Redwood in full compliance with all applicable Environmental Laws immediately following the Effective Time, as conducted by the Company and Redwood immediately prior to the Effective Time. To the extent that such transfers or additional permits and other governmental authorizations are required, the Company agrees, and shall cause Redwood, to cooperate with the Purchaser to effect such transfers and use commercially reasonable efforts to obtain such permits and other governmental authorizations prior to the Effective Time.

                       (vii)  The following terms as used in this
          Section shall have the following meanings:

          "Cleanup" means all actions required to: (1) cleanup, remove, treat or remediate Hazardous Materials in the indoor or outdoor environment; (2) prevent the Release of Hazardous Materials so that they do not migrate, endanger or threaten to endanger public health or welfare of the indoor or outdoor environment; (3) perform pre-remedial studies and investigations and post-remedial monitoring and care; or (4) respond to any government requests for information or documents in any way relating to cleanup, removal, treatment or remediation or potential cleanup, removal, treatment or remediation or Hazardous Materials in the indoor or outdoor environment.

          "Environmental Claim" means any claim, action, cause of action, investigation or notice (written or oral) by any person or entity alleging potential liability (including, without limitation, potential liability for investigatory costs, Cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from (A) the presence, or Release into the indoor or outdoor environment, of any Hazardous Materials at any location, whether or not owned or operated by the Company, or
     (B) circumstances forming the basis of any violation, or alleged violating, of any Environmental Law.

          "Environmental Laws" means all federal, state, local and foreign laws and regulations relating to pollution or protection of human health or the environment, including without limitation, laws relating to Releases or threatened Releases of Hazardous Materials into the indoor or outdoor environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, Release, disposal, transport or handling of Hazardous Materials and all laws and regulations with regard to record keeping, notification, disclosure and reporting requirements respecting Hazardous Materials.

               "Hazardous Materials" means all substances defined as Hazardous Substances, Oils, Pollutants or Contaminants in the National Oil and Hazardous Substances Pollution Contingency Plan,
     40 C.F.R. SECTION 300.5, or defined as such by, or regulated as such under, any Environmental Law.

               "Release" means any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment (including, without limitation, ambient air, surface water, groundwater and surface or subsurface strata) or into or out of any property, including the movement of Hazardous Materials through or in the air, soil, surface water, groundwater or property.

                    (u) Insurance. Set forth on Schedule 5.1(u) is a true, correct and complete list of all primary, excess and umbrella policies, bonds and other forms of insurance currently owned or held by or on behalf of and/or providing insurance coverage to the Company, Redwood or their respective properties and assets (or any of its directors, officers, salespersons, agents or employees) other than such policies held by tenants of any of the Real Property (collectively, the "Insurance Policies"), including the following information for each such policy: type(s) of insurance coverage provided; name of insurer; effective dates; policy numbers; per occurrence and annual aggregate deductibles, per occurrence and annual aggregate limits of liability and the extent, if any, to which the limits of liability have been exhausted. The Insurance Policies held by the Company and Redwood, and, to the Knowledge of the Company, the Insurance Policies held by any Partnership with respect to the Real Property, are in full force and effect, and all premiums currently payable or previously due for the Insurance Policies held by the Company and Redwood, and, to the Knowledge of the Company, the Insurance Policies held by any Partnership with respect to the Real Property, have been paid, and no notice of cancellation or termination has been received with respect to any of the Insurance Policies held by the Company or Redwood, or, to the Knowledge of the Company, the Insurance Policies held by any Partnership with respect to the Real Property. The Company will use its commercially reasonable efforts to keep the Insurance Policies in full force and effect through the date of the Closing. True, correct and complete copies of the Insurance Policies have previously been provided to the Purchaser.

                    (v) No Misrepresentations or Omissions. None of the representations and warranties made by the Company herein, nor in any of the closing certificates required to be delivered hereunder or the schedules attached hereto, contains or shall, as of the Effective Time, contain any untrue statement of a material fact or omits or shall, as of the Effective Time, omit to state a material fact necessary to make the statements made therein not misleading.

               5.2  Representations and Warranties of Purchaser and
     Merger Sub

               Purchaser and Merger Sub represent and warrant to the Company that:

                    (a) Limited Liability Company Organization and Qualification. Purchaser is a limited liability company duly formed and organized and in good standing under the laws of the State of Maryland. Purchaser has the requisite power and authority to carry on its business as it is now being conducted. Purchaser has delivered to the Company true, correct and complete copies of its Articles of Organization and Operating Agreement as in effect as of the date hereof.

                    (b) Corporate Organization and Qualification of Merger Sub. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland. Merger Sub has the requisite corporate power and corporate authority to carry on its business as it is now being conducted. Merger Sub is a wholly-owned subsidiary of Purchaser and conducts no business and has no assets or liabilities other than its rights and obligations under this Agreement and under that certain Purchase Agreement dated of even date herewith by and between Palm Finance Corporation, a California corporation, and Merger Sub (the "Purchase Agreement"). Merger Sub has delivered to the Company true, correct and complete copies of its Charter and Bylaws as in effect as of the date hereof.

                    (c)  Limited Liability Company Authority of
     Purchaser. Purchaser has the requisite power and authority and has taken all action necessary in order to execute and deliver this Agreement and to consummate the transactions contemplated hereby.

                    (d) Corporate Authority of Merger Sub. Merger Sub has the requisite corporate power and corporate authority and has taken all corporate action necessary in order to execute and deliver this Agreement and to consummate the transactions contemplated hereby, including, without limitation, the taking of all requisite action by the Board of Directors of Merger Sub and the approval of this Agreement and the Merger by Purchaser, as the sole stockholder of Merger Sub, in accordance with the requirements of Title 3, Subtitle 1 of the MCL.

                    (e) Binding Agreement. This Agreement is a valid and binding agreement of each of the Purchasing Entities enforceable against each of the Purchasing Entities in accordance with its terms, except to the extent that such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other similar laws affecting creditors' rights generally and by general principles of equity.

                    (f)  Governmental Filings; No Violations.

                         (i)  Other than the Regulatory Filings,
          no notices, reports or other filings are required to be made by the Purchasing Entities with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by the Purchasing Entities from, any governmental or regulatory authorities of the United States, the several states or any foreign jurisdiction in connection with the execution and delivery of this Agreement by the Purchasing Entities and the consummation by the Purchasing Entities of the transactions contemplated hereby, except for such notices, reports, filings, consents, registrations, approvals, permits or authorizations, the failure of which to make or obtain would not have a material adverse effect on the financial condition, properties, businesses or results of operations of the Purchasing Entities taken as a whole, or would prevent or materially delay the consummation of the Merger.

                        (ii)  The execution and delivery of this
          Agreement by the Purchasing Entities do not, and the consummation by the Purchasing Entities of the transactions contemplated by this Agreement will not, constitute or result in (1) a breach or violation of, or a default under, or a conflict with, the Articles of Organization or the Operating Agreement of Purchaser or the Charter or Bylaws of Merger Sub, or (2)(A) with or without the giving of notice or passage of time, a breach or violation of, a default under, the acceleration of or the creation of a lien, pledge, charge, security interest or similar encumbrance on assets pursuant to or being declared void or voidable, any provision of any material contract of the Purchasing Entities or (B) a violation of or a default under any law, rule, ordinance, regulation, judgment, decree, order, award, permit or license to which the Purchasing Entities is subject, except, in the case of clause (2)(A) and (B) above, for such breaches, violations, defaults, accelerations or creations of liens that, alone or in the aggregate, would not have a material adverse effect on the financial condition, properties, businesses or results of operations of the Purchasing Entities taken as a whole or that would not prevent or materially delay the consummation of the Merger.

                    (g) Capitalization; Financial Statements. As of the date hereof, the Purchaser has, and at all times through and including the Effective Time, will have, at least One Million Dollars ($1,000,000) in cash in its possession and reflected on its unconsolidated balance sheet. The unconsolidated balance sheet of the Purchaser as of May 15, 1995 (the "Unconsolidated Balance Sheet"), including the related notes and schedules, shows cash on hand of at least $1,000,000 and fairly presents the unconsolidated financial position of the Purchaser as of its date. Purchaser has no material liabilities (liquidated or unliquidated, fixed or contingent) other than those set forth in its Unconsolidated Balance Sheet.

                    (h) Compliance with Law. To the knowledge of the Purchasing Entities, the conduct of each of the Purchasing Entities' businesses is in conformity with all foreign, federal, state, local other governmental and regulatory requirements, except where such nonconformities, individually or in the aggregate, would not have a Material Adverse Effect on the business, properties, financial condition or results of operation of the Purchasing Entities taken as a whole.

                    (i) Brokers and Finders. Neither the Purchasing Entities nor any of their respective officers, directors or employees has employed any broker or finder or entered into any agreement, contract, arrangement or understanding with any person or firm which may result in the obligation of the Company, the Purchaser or Merger Sub for any brokerage, finder's, breakup, topping, termination or similar fees or commissions in connection with the transactions contemplated herein.

                    (j) Proxy Statement. None of the information supplied by the Purchasing Entities in writing (or confirmed by any Purchasing Entity as being accurate in writing) for inclusion in the Proxy Statement and any amendments or supplements thereto will, at the time they are mailed to the stockholders of the Company, or at the time of the Company's stockholder's meeting to approve the transactions contemplated hereby, contain any untrue statement of a material fact required to be stated therein or omit to state any material fact required to be stated therein necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

                    (k) Litigation. Except as disclosed in writing to the Company, there are no claims, suits, actions or proceedings pending or, to the knowledge of the Purchasing Entities, threatened against either of the Purchasing Entities which would, if determined adversely against such Purchasing Entity have a material adverse effect on the business, operations, properties, results of operations or financial condition of the Purchasing Entities taken as a whole.

                                 ARTICLE VI

                                 COVENANTS

               6.1  Interim Operations of the Company

               The Company covenants and agrees that, after the date hereof and prior to the Effective Time (unless Purchaser shall otherwise agree in writing and except as otherwise contemplated by this Agreement, including the schedules attached hereto):

                    (a)  The business of the Company and its
     subsidiaries shall be conducted only in the ordinary and usual course including operating, repairing, maintaining and managing the Real Property consistent with past practice, and to the extent consistent therewith, the Company and its subsidiaries shall use its reasonable commercial efforts to preserve its business organization intact and maintain its existing relations with tenants, customers, suppliers, employees and business associates; provided that if any Real Property or the Improvements thereon is damaged or destroyed by fire, flood, earthquake or other natural disasters, the Company shall not be obligated to rebuild or repair such Real Property or Improvements;

                    (b) The Company and its subsidiaries shall not, (and, to the extent that the Company's or Redwood's consent is required to do any of the following, the Company or Redwood, as the case may be, shall not authorize or consent to any of the Partnerships doing any of the following) (i) increase the compensation payable to or to become payable to any director, officer or employee (other than increases made in the ordinary course of business and consistent with past practice), (ii) grant any severance or termination pay (other than pursuant to the normal severance policy of the Company or Redwood (or any Partnership, as applicable), severance agreements as in effect on the date of this Agreement and the severance to be paid to Carl Gregory as contemplated by Section 7.1(h) of this Agreement) to, or enter into any employment or severance agreement with, any director, officer or employee other than Carl Gregory as contemplated by Section 7.1(h) of this Agreement, or (iii) lend or contribute any funds to any director, officer, employee, affiliate or associate of the Company, the subsidiaries or the Partnerships;

                    (c) The Company and its subsidiaries shall not, (and, to the extent that the Company's or Redwood's consent is required to do any of the following, the Company or Redwood, as the case may be, shall not authorize or consent to any of the Partnerships doing any of the following) (i) acquire or agree to acquire, by merging or consolidating with, by purchasing an equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division (other than a wholly owned subsidiary) thereof, or (ii) otherwise acquire or agree to acquire any assets of any other person (other than the purchase of assets from suppliers or vendors in the ordinary course of business and consistent with past practice);

                    (d) The Company shall only make expenditures in connection with the Real Property in accordance with the Company's 1995 budget as currently in effect and shall not make expenditures in excess thereof;

                    (e) The Company and its subsidiaries shall not, (and, to the extent that the Company's or Redwood's consent is required to do any of the following, the Company or Redwood, as the case may be, shall not authorize or consent to any of the Partnerships doing any of the following) (i) change any of its methods of accounting in effect at December 31, 1994, or (ii) make or rescind any express or deemed election relating to taxes, settle or compromise any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to taxes, or change any of its methods of reporting income or deductions for federal income tax purposes from those employed in the preparation of the federal income tax returns for the taxable year ending December 31, 1994, except as may be required by law or changes in GAAP;

                    (f) Neither the Company nor Redwood shall amend its Charter or Articles of Incorporation, as the case may be, or Bylaws (other than as contemplated by Article II hereof) or take any action approving, authorizing or consenting to the amendment of the organizational documents of any of the subsidiaries or Partnerships;

                    (g) Neither the Company nor Redwood shall (i) sell or pledge or agree to sell or pledge any equity securities of its subsidiaries or the Partnerships owned by it except pursuant to agreements listed in Schedule 5.1(a); (ii) split, combine or reclassify any of their respective outstanding securities; or (iii) declare, set aside or pay any dividend payable in cash, stock or property with respect to any of their respective securities; provided, however, that the Company may, after consultation with Purchaser, make whatever minimum distribution is required to maintain REIT status;

                    (h) The Company and its subsidiaries shall not (and with respect to clauses (ii), (v), (vi) and (viii) below, to the extent that the Company's or Redwood's consent is required to do any of the matters set forth in such clauses, the Company or Redwood, as the case may be, shall not authorize or consent to any of the Partnerships doing any of the specified actions)
     (i) issue, sell, pledge, dispose of or encumber any additional shares of, or securities convertible or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of capital stock of any class of the Company or any subsidiary of the Company other than pursuant to agreements listed on Schedule 5.1(a), other than additional purchases of securities from wholly-owned subsidiaries of the Company for nominal consideration and, other than issuances of Shares pursuant to "in the money" options outstanding on the date hereof, or stock grants required to be made after the date hereof, under the Stock Plans; (ii) transfer, license, guarantee, sell, mortgage, pledge, dispose of or encumber any of the Real Property, other than the sales of approximately six acres of North Bay Land, the refinancing of outstanding loans with respect to Shorebreeze I and II; (iii) transfer, license, guarantee, sell, mortgage, pledge, dispose of or encumber any other assets or incur any other liability other than (1) in the ordinary and usual course of business; (2) the refinancing of Shorebreeze I and II and (3) assets or liabilities which do not exceed $10,000 individually or in the aggregate; (iv) incur any indebtedness for borrowed money in excess of $10,000 in the aggregate (other than trade payables incurred in the ordinary course of business); (v) enter into any new contracts or agreements materially affecting the Real Property which will survive the Merger or will otherwise materially effect the use or operation of the Real Property after the Merger; (vi) amend, modify, cancel, alter or supplement in a material way any of the Material Contracts or any agreements which affect the Real Property, including without limitation, Leases; (vii) acquire directly or indirectly by redemption or otherwise any shares of the capital stock of the Company;
     (viii) authorize capital expenditures in excess of $50,000 (other than as disclosed to Purchaser in writing prior to the date hereof and other than tenant improvements constructed in the ordinary course of business);(ix) make any loans, advances or capital contributions to, or investments in, any other person; or
     (x) lease any (1) Real Property covering in any individual case in excess of 3,000 square feet other than the leases set forth on
     Schedule 6.1(g) attached hereto, or (2) personal property other than leases which involve personal property or lease obligations that do not exceed $10,000 individually or in the aggregate;

                    (i) Except as listed on Schedule 5.1(g), the Company and Redwood shall not establish, adopt, or enter into any plans of the type which would be considered Benefit Plans if in effect as of the date of this Agreement, or amend or terminate any existing Benefit Plans;

                    (j) The Company and Redwood shall not (and, to the extent the Company's or Redwood's consent is required for any Partnership to do any of the following, the Company or Redwood, as the case may be, shall not authorize or consent to any Partnership doing any of the following) settle or compromise any material claims or material litigation against the Company, Redwood or any Partnership, as the case may be, for an amount greater than any reserve established therefor on the date hereof;

                    (k) Neither the Company nor Redwood shall make any tax election or cause any insurance policy naming it as a beneficiary or a loss payable payee to be canceled or terminated as a result of actions or inactions by the Company or Redwood, as the case may be;

                    (l)  Neither the Company nor Redwood will
     authorize or enter into an agreement to do any of the foregoing and, to the extent that the Company's or Redwood's consent is required by any Partnership for such Partnership to authorize or enter into any agreement to do any of the foregoing, neither the Company nor Redwood, as the case may be, shall authorize or consent to such Partnership authorizing or entering into any such agreement; and

                    (m) The Company will give Purchaser notice of any event of which the Company becomes aware that in the Company's judgment may have a Material Adverse Effect or result in the breach of any Material Contract.

               6.2  Meeting of the Company's Stockholders

               The Company will take all action necessary in accordance with applicable law and its Charter and Bylaws to convene a meeting (the "Stockholders Meeting") of holders of Shares as promptly as practicable to consider and vote upon the approval of this Agreement and the Merger. Subject to the exercise of its fiduciary duty in accordance with Section 6.3(b) hereof, the Board of Directors of the Company shall recommend such approval and the Company shall take all lawful action to solicit such approval. The Proxy Statement shall not be filed, and no amendment or supplement to the Proxy Statement will be made by the Company, without prior consultation with Purchaser and its counsel.

               6.3  No Solicitation

                    (a)  Except as hereinafter provided to the
     contrary, the Company shall not, directly or indirectly, through any director, officer, employee, agent, financial advisor or otherwise, solicit, initiate or encourage the submission of an offer or proposal from any person, or engage in negotiations, furnish confidential information or have discussions, relating to the acquisition of all or a material portion of the assets of the Company (whether through an acquisition of assets of, or an equity interest in, or a merger, exchange offer, tender offer or other business combination involving the Company) (any of the foregoing being herein referred to as an "Acquisition Proposal") and it will immediately cease and cause to be terminated any existing negotiations with any parties conducted heretofore with respect to any of the foregoing.

                    (b) Notwithstanding the foregoing, nothing herein shall require the Company to take any action, or refrain from taking any action, in the event the Board of Directors shall determine in good faith that such action or failure would involve a violation of its fiduciary duty to the Company's stockholders, and is so advised to that effect by its outside legal counsel.
     In the event the Company receives any Acquisition Proposal after the date hereof from a party other than one of the Purchasing Entities, the Company shall promptly notify Purchaser of the terms of such Acquisition Proposal and if an Acquisition Proposal is in writing, then the Company will also promptly deliver to the Purchaser a copy of such written Acquisition Proposal.

                    (c) In the event that the Company receives an Acquisition Proposal, or a communication from a third party with respect to a potential Acquisition Proposal, and such party requests access to nonpublic information regarding the Company, then, if the Board of Directors determines in good faith that the failure to provide such access would involve a violation of its fiduciary duty to the Company's stockholders, and is so advised to that effect by its outside legal counsel, then the Company may provide access to such nonpublic information regarding the Company to such third party; provided that such third party has executed a confidentiality agreement substantially similar to the Confidentiality Agreement dated January 3, 1995 by and between the Company and J.E. Robert Companies (the "Confidentiality Agreement").

               6.4  Estoppel Certificates.

               The Company shall use its commercially reasonable efforts to obtain and deliver to Purchaser, on or prior to the twentieth business day after the date hereof (the "Lender Due Diligence Date"), estoppel certificates in the form of Exhibit E attached hereto from the tenants of the Company's (including the Partnerships'), Real Property as follows: (i) each of the following tenants: Jillian's Billiard Club of Long Beach, Inc.; The Home Depot, Inc.; Oracle Corporation; TRW Technar, Inc.; and Sega of America, Inc.; (ii) at least four of the following five tenants: Sola Optical U.S.A., Inc.; Magellan Systems Corporation; GSIC Realty Corporation; California Society of CPA's; and IDS Financial Services, Inc.; and (iii) at least sixty percent (60%) of the total number of the tenants (excluding each of the tenants set forth above) that occupy over 5,000 square feet. In addition, the Company shall use its commercially reasonable efforts to obtain and deliver to Purchaser, on or prior to the Closing Date, Estoppel Certificates in the form of Exhibit "E" attached hereto from at least 80% of the total number of the tenants at Irwindale Executive Plaza.

               6.5  Filings; Consents; Other Action

               Subject to the terms and conditions herein provided, the Company, Redwood and Purchaser shall: (a) promptly make their respective Regulatory filings and thereafter make any other required submissions under such other Regulatory Filings; and (b) use their best efforts to promptly take, or cause to be taken, all other action and do, or cause to be done, all other things necessary, proper or appropriate to consummate and make effective the transactions contemplated by this Agreement as soon as practicable, including (i) using their best efforts to obtain the consents referred to in Schedule 5.1(d) and (ii) voting any and all shares of Common Stock owned by any party or which any party has the right to vote in favor of consummation of the Merger and the other transactions contemplated by this Agreement. The
     Company shall use its commercially reasonable efforts to obtain the consent of the general partner of Discovery Partners, a California limited partnership (the "Occidental Partnership"), to the substitution of Palm Finance Corporation, a California corporation, as the limited partner of the Occidental Partnership replacing the Company. Each party shall promptly provide the other (or its counsel) copies of all filings in connection with the Merger made by such party, all filings after the date hereof and prior to the Effective Time made by such party under the Exchange Act (other than Company Reports and filings under
     Section 13 of the Exchange Act with respect to investments in other companies) and all other Regulatory Filings in connection with this Agreement and the transactions contemplated hereby and thereby.

               6.6  Access

               Upon reasonable notice, the Company shall afford the Purchasing Entities and their respective officers, employees, counsel, accountants, lenders, agents, designees and other authorized representatives ("Representatives") access, during normal business hours throughout the period from the date hereof to the Effective Time, to its properties, books, contracts, papers and records and, during such period, the Company shall (and shall cause each of its subsidiaries to) furnish promptly to the Purchasing Entities and their Representatives all information concerning its business, properties and personnel as such party or its Representatives may reasonably request, provided that no investigation pursuant to this Section 6.6 shall affect or be deemed to modify any representation or warranty made by any party herein and provided further that all such investigations shall be subject to the terms of the Confidentiality Agreement. The Purchasing Entities shall indemnify, defend and hold the Company harmless from and against any loss, cost, damage or liability caused by the Purchasing Entities or any of their Representatives arising out of any such investigations.

               6.7  Publicity

               Neither the Company and its subsidiaries nor Purchaser shall issue any press releases or otherwise make public statements with respect to the transactions contemplated hereby, without the prior approval of the other, except any party hereto may make any public statement as required by law after consultation with the other parties as to the timing and content of such statement. Prior to making any filings with any federal or state governmental or regulatory agency or with any national securities exchange with respect to the transactions contemplated by this Agreement, the Company and Purchaser shall consult with each other.

               6.8  Stock Options and Deferred Shares

               Prior to the Effective Time, the Company shall take such actions as may be necessary such that at the Effective Time
     (a) except as set forth on Schedule 6.8, each stock option outstanding pursuant to the Stock Plans (each an "Option"), whether or not then exercisable, shall be canceled and only entitle the holder thereof, upon surrender thereof to receive an amount in cash equal to the difference between the Cash Merger Consideration and the exercise price per Share of such Option multiplied by the number of Shares previously subject to such Option and (b) all arrangements with respect to deferred compensation, including the deferral of receipt of the Deferred Shares, shall be terminated and the persons entitled to receive such Deferred Shares shall receive prior to the Effective Time, shares of Common Stock in an amount equal to the number of Deferred Shares receivable by such person.

               6.9  Indemnification

                    (a)  From and after the Effective Time, the
     Purchaser shall cause the Surviving Corporation to indemnify, defend and hold harmless, to the extent provided in the Company's Charter and By-laws, as in effect on the date hereof, each person who is or was a present or former officer, director, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, partner, trustee, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans (the "Indemnified Parties") with respect to actions or omissions occurring at or prior to the Effective Time. Without limiting the foregoing, after the Effective Time, the Surviving Corporation shall pay all out-of-pocket fees and expenses, including reasonable legal fees, for the Indemnified Parties incurred with respect to the foregoing to the fullest extent permitted under applicable law promptly after statements therefor are received by the Surviving Corporation; provided the person on whose behalf the expenses are paid provides an undertaking to repay such payments if it is ultimately determined that such person is not entitled to indemnification.

                    (b) If after the Effective Time, the Surviving Corporation or any of its successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation shall assume the obligations of the Surviving Corporation set forth in this Section 6.9. If the Surviving Corporation shall liquidate, dissolve or otherwise wind up its business, then the Purchaser shall indemnify, defend and hold harmless each Indemnified Party to the same extent and on the same terms that the Surviving Corporation was so obligated pursuant to this Section 6.9.

                    (c)  At or prior to the Effective Time, the
     Purchaser will purchase a two (2) year "tail" on the Company's existing directors and officers liability insurance coverage (up to $5 million limit) with respect to actions occurring prior to or at the Effective Time to the extent that such coverage is obtainable for an aggregate premium for such two (2) year period not to exceed $450,000, and if not, will obtain the maximum directors and officers liability insurance available for such two
     (2) year period for an aggregate premium of $450,000.

                    (d) The agreement of the Surviving Corporation to indemnify and advance or reimburse Losses to Indemnified Parties hereunder and each of the other provisions of this Section 6.9 shall survive the consummation of the Merger and the other transactions contemplated by this Agreement and shall inure to the benefit of and be enforceable by the Indemnified Parties and their respective heirs, successors and legal representatives.
     The Indemnified Parties are intended to be and shall be deemed third-party beneficiaries of this Section 6.9 and shall be entitled to enforce its provisions directly against the Surviving Corporation or the Purchaser, as applicable. This Section 6.9 makes mandatory the indemnification permitted under Section 2-418 of the MCL.

               6.10  Financing

               The Purchaser shall use commercially reasonable efforts to obtain the financing needed to pay the Cash Merger Consideration and to consummate the Merger from Wells Fargo Bank or another reputable financial institution (the "Financing").
     Not later than the Lenders Due Diligence Date, Purchaser will obtain a firm commitment letter, subject to customary conditions, from Wells Fargo Bank or other reputable financial institutions to provide immediately available funds in an amount sufficient, taken together with Purchaser's own funds, to pay at the Effective Time an amount equal to the product of (a) the Cash Merger Consideration multiplied by (b) the number of Shares disclosed in Sections 5.1(b)(i), (ii) and (iii), and the fees and expenses expected to be incurred in connection with the transactions contemplated hereby. In the event that any portion of the Financing becomes unavailable, regardless of the reason therefor, the Purchaser will use commercially reasonable efforts to obtain the financing necessary for this transaction from other sources. The Company, the Purchaser and Merger Sub shall each use commercially reasonable efforts to satisfy on or before the date of the Closing all requirements of the definitive credit agreements and related agreements pursuant to which the Financing will be obtained (the "Financing Agreements") which are conditions to closing all transactions constituting the Financing and to drawing down the cash proceeds thereunder.

               6.11  SEC Filings.

               Each proxy statement or information statement and report on Form 8-K filed by the Company after the date hereof will comply as to form in all material respects with the applicable requirements of the Securities Laws and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

               6.12  Cooperation with Lender Diligence.

               The Company covenants and agrees that it shall use commercially reasonable efforts to cooperate with the Purchaser, and to cause each of Redwood and the Partnerships to cooperate with the Purchaser, to satisfy all requirements and closing conditions of any lender providing financing for this transaction, including, without limitation, (a) providing access to the Real Property in connection with the preparation of surveys, physical inspection reports or environmental site assessments, (b) removing or otherwise satisfying such lender's objections to the state of title to the Real Property, (c) providing copies of documents relating to the ownership, operation, maintenance and use of the Real Property (including, without limitation, rent rolls) or the conduct of the Company's or Redwood's business and (d) providing copies of the Company's or Redwood's financial statements.

               6.13  Financial and Operating Covenants of Purchaser.

               From and after the date hereof through the Effective Time, the Purchaser shall maintain not less than One Million Dollars ($1,000,000) in cash on hand and the Purchaser shall not incur any obligations or liabilities (liquidated or unliquidated, fixed or contingent) other than the obligations and liabilities reflected on the Unconsolidated Balance Sheet and its obligations incurred under, or contemplated by, this Agreement.

               6.14  Notice of Developments.

               Each party shall give prompt notice to the others in the event it discovers any of its own representations or warranties to be untrue as of the time made or in the event it determines that any of its representations or warranties will be untrue as of the Effective Time. No disclosure by any party pursuant to this section will be deemed to amend any Disclosure Schedule delivered herewith or cure any misrepresentation or omission.

               6.15  Purchase Agreement

               The Company agrees that it will not take any actions with respect to any of the properties or assets that are subject to the Purchase Agreement that would prohibit or impair in any material respect the ability of the Merger Sub or the Surviving Corporation to consummate the transactions contemplated by the Purchase Agreement.

                                ARTICLE VII

                                 CONDITIONS

               7.1  Conditions to Obligations of the Purchasing
     Entities

               The respective obligations of each of the Purchasing Entities to consummate the Merger are subject to the fulfillment of each of the following conditions, any or all of which may be waived in whole or in part by Purchaser or Merger Sub, as the case may be, to the extent permitted by applicable law:

                    (a) Stockholder Approval. This Agreement and the Merger contemplated hereby shall have been duly approved by the holders of not less than eighty percent (80%) of the outstanding shares of Common Stock, in accordance with applicable law and the Charter and Bylaws of the Company;

                    (b) Governmental and Regulatory Consents. Except for the filings provided for in Section 1.3, all other filings required to be made prior to the Effective Time by the Company with, and all consents, approvals and authorizations required to be obtained prior to the Effective Time by Purchaser, Merger Sub, the Company or Redwood from, governmental and regulatory authorities in connection with the execution and delivery of this Agreement by the Company and the consummation of the transactions contemplated hereby by the Company, Purchaser and Merger Sub shall have been made or obtained (as the case may be);

                    (c) Litigation. No court or governmental or regulatory authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and prohibits consummation of the transactions contemplated by this Agreement (collectively, an "Order");

                    (d) Continuing Warranties; Certificate. The representations and warranties of the Company contained in this Agreement shall be true and correct in all material respects on and as of the Effective Time as though made on and as of the Effective Time, except for changes contemplated by this Agreement, and the Company shall have performed in all material respects all of its obligations required to be performed hereunder on or prior to the Effective Time, and Purchaser shall have received at the Effective Time a certificate to the foregoing effect, dated the Effective Time, and executed on behalf of the Company by an executive officer of the Company;

                    (e) Certain Authorizations and Consents. All consents referred to in Schedule 5.1(d) required to be obtained under any Material Contract, the failure of which to obtain would have a Material Adverse Effect, shall have been obtained by the Company or Redwood, as the case may be;

                    (f) Financing. The Purchaser shall have obtained in immediately available funds an amount sufficient, taken together with Purchaser's own funds, to pay at the Effective Time an amount equal to the product of (i) the Cash Merger Consideration multiplied by (ii) the number of Shares disclosed in Sections 5.1(b)(i)(ii) and (iii), and the fees and expenses expected to be incurred in connection with the transactions contemplated hereby; provided that this condition shall cease to be a condition to the Purchasing Entities' obligations hereunder after the Lender Due Diligence Date;

                    (g) Legal Opinion. Purchaser shall have received the opinions of the Company's corporate counsel, real estate counsel and special Maryland counsel, each dated the Effective Date, substantially in the forms of the opinions attached hereto as Exhibits B, C and D;

                    (h) Severance Payments. The obligation of the Company or Redwood to make salary, severance, bonus or accrued vacation payments of any kind to Carl C. Gregory, III and all other employees of the Company or Redwood upon consummation of the Merger or thereafter shall not exceed $265,000 in the aggregate ($179,500 of which shall be payable to Mr. Gregory);

                    (i) Estoppel Certificates. Purchaser shall have received, on or prior to the Lender Due Diligence Date, estoppel certificates from tenants of the Company's properties in the form of Exhibit E attached hereto from the tenants of the Company's (including the Partnerships'), Real Property as follows: (i) each of the following tenants: Jillian's Billiard Club of Long Beach, Inc.; The Home Depot, Inc.; Oracle Corporation; TRW Technar, Inc.; and Sega of America, Inc.; (ii) at least four of the following five tenants: Sola Optical U.S.A., Inc.; Magellan Systems Corporation; GSIC Realty Corporation; California Society of CPA's; and IDS Financial Services, Inc.; and (iii) at least sixty percent (60%) of the total number of the tenants (excluding each of the tenants set forth above) that occupy over 5,000 square feet;

                    (j) Reconveyances. Purchaser shall have received confirmation of the reconveyances obtained in connection with the repayment of the Company's corporate debt to TCW Special Credits in form and substance reasonably satisfactory to Purchaser;

                    (k) Capital Account Certificate. The Purchaser shall have received a certificate of the general partner of the limited partnership that owns the Harbor Point property certifying the capital account balances of such partnership as of the end of its latest tax year end; and

                    (l) Certain Changes. There shall have occurred no changes after December 31, 1994, in the financial condition, properties, business or results of operations of the Company and its subsidiaries, taken as a whole, which, individually or in the aggregate, would have a Material Adverse Effect. At or prior to the Effective Time, Purchaser shall have received a certificate of the President or Chief Financial Officer of the Company to such effect. Each of Purchaser and Merger Sub acknowledges, however, that the loan agreements with respect to the Shorebreeze property expire at or near the end of June 1995 and agrees that such expirations and the effects, if any, thereof, including, without limitation, any effects resulting from the failure to obtain a refinancing of either or both of such loan agreements, shall not be deemed to be a change that would have a Material Adverse Effect within the meaning of this Section, and that any refinancing thereof shall not be deemed to be a change that would have a Material Adverse Effect if the refinancing either
     (i) involves an extension of the existing loans with a term of not more than one year and which has no material prepayment penalty and an interest rate not to exceed twelve percent (12%) per annum or (ii) complies with the terms of the loan set forth on Schedule 5.1(f).

               7.2  Conditions to Obligation of the Company

               The obligation of the Company to consummate the Merger is subject to the fulfillment of each of the following conditions, any or all of which may be waived in whole or in part by the Company to the extent permitted by applicable law:

                    (a) Stockholder Approval. This Agreement and the Merger contemplated hereby shall have been duly approved by the holders of not less than eighty percent (80%) of the outstanding shares of Common Stock in accordance with applicable law and the Charter and Bylaws of the Company;

                    (b) Governmental and Regulatory Consents. Except for the filings provided for in Section 1.3, all other filings required to be made prior to the Effective Time by Purchaser and Merger Sub with, and all consents, approvals, permits and authorizations required to be obtained prior to the Effective Time by the Company, Redwood, Purchaser or Merger Sub from, governmental and regulatory authorities in connection with the execution and delivery of this Agreement by Purchaser and Merger Sub and the consummation of the transactions contemplated hereby by Purchaser, Merger Sub and the Company shall have been made or obtained (as the case may be);

                    (c) Litigation. No court or governmental or regulatory authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Order which is in effect and prohibits consummation of the transactions contemplated by this Agreement;

                    (d) Continuing Warranties; Certificate. The representations and warranties of the Purchasing Entities contained in this Agreement hereof shall be true and correct in all material respects on and as of the Effective Time as though made on and as of the Effective Time, except for the changes contemplated by this Agreement, and each of Purchaser and Merger Sub shall have performed in all material respects all of its obligations required to be performed hereunder on or prior to the Effective Time, and the Company shall have received at the Effective Time a certificate to the foregoing effect, dated the Effective Time, and executed on behalf of Purchaser and Merger Sub, respectively, by the general manager of the Purchaser and an executive officer of Merger Sub; and

                    (e)  Legal Opinion.  The Company shall have
     received the opinions of the Purchaser's counsel, dated as of the Effective Time, substantially in the forms of the opinions attached hereto as Exhibits F and G, respectively.

                                ARTICLE VIII

                                TERMINATION

               8.1  Termination by Mutual Consent

               This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after the approval by holders of the outstanding shares of Common Stock, by the mutual consent of Purchaser and the Company.

               8.2  Termination by Either Purchaser or the Company

               This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after the approval by holders of the outstanding shares of Common Stock, by Purchaser or by action of the Board of Directors of the Company if the Merger shall not have been consummated by November 30, 1995.

               8.3  Termination by Purchaser

                    (a) This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after the approval by holders of the outstanding shares of Common Stock, by Purchaser, if (i) the Company shall have failed to comply in any material respect with any of the covenants or agreements contained in this Agreement to be complied with or performed by the Company at the time of such termination and such failure has not been cured within 10 business days of delivery of written notice to the Company from the Purchaser, (ii) any material representation or warranty by the Company contained in this Agreement shall be incorrect in any material respect when made, or (iii) the Board of Directors of the Company shall have withdrawn or modified in a manner adverse to one of the Purchasing Entities its approval or recommendation of this Agreement or the Merger.

                    (b) This Agreement may be terminated and the Merger may be abandoned by Purchaser at any time on or prior to the Lender Due Diligence Date in the event that the Purchaser fails to obtain a commitment to provide the Financing in accordance with Section 6.10 hereof; provided, however, that in the event of termination of this Agreement by Purchaser under this Section 8.3(b), and provided that the Company has not breached its representations and warranties and has satisfied the conditions and obligations contained in Section 6.4 not later than the date required by such Section 6.4, the Purchaser shall pay a fee in the amount of $350,000 to the Company concurrently with delivery of the notice of termination to the Company. Such fee shall be paid by certified or cashier's check payable to the order of the Company or by federal funds wire transfer to an account specified by the Company.

                    (c) This Agreement may be terminated and the Merger may be abandoned by Purchaser if the Merger does not receive for any reason the affirmative vote of at least eighty percent (80%) of the shares of Common Stock outstanding and entitled to vote thereon at a duly called and held meeting of the stockholders of the Company by November 28, 1995.

               8.4  Termination by the Company

                    (a) This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after the approval by holders of the outstanding shares of Common Stock, by action of the Board of Directors of the Company, if (i) one or both of the Purchasing Entities shall have failed to comply in any material respect with any of the covenants or agreements contained in this Agreement to be complied with or performed by such Purchasing Entity at the time of such termination and such failure has not been cured within 10 business days of delivery of written notice to such Purchasing Entity from the Company, (ii) any material representation or warranty by one of the Purchasing Entities contained in this Agreement shall be incorrect in any material respect when made or
     (iii) provided that the Company has not breached its representations and warranties and has satisfied the conditions and obligations contained in Section 6.4, the Purchaser fails to confirm in writing to the Company on or prior to the Lender Due Diligence Date that it has obtained a commitment to provide the Financing required by Section 6.10 hereof. In the event of a termination of this Agreement by the Company pursuant to Section 8.4(a)(iii) above, the Purchaser shall pay to the Company a fee in the amount of $350,000 within five (5) business days of receipt of written notice of such termination and such fee shall be paid by certified or cashier's check payable to the order of the Company or by federal funds wire transfer to an account specified by the Company.

                    (b) This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time before or after the approval by holders of the outstanding shares of Common Stock, by action of the Board of Directors of the Company, if the Board of Directors determines to enter into a definitive agreement with respect to an Acquisition Proposal after being advised by counsel that the failure to consider such Acquisition Proposal may breach the directors' fiduciary duty to stockholders of the Company.

               8.5  Effect of Termination and Abandonment

               Subject to the payment of the fees and expenses required by Article VIII and Section 9.1 hereof, in the event of termination of this Agreement and abandonment of the Merger pursuant to this Article VIII, no party hereto (or any of its members, directors or officers) shall have any liability or further obligation to any other party to this Agreement, except that nothing herein will relieve any party from liability for any breach of this Agreement.

               8.6  Termination Fee

               In the event this Agreement is terminated by the Purchaser pursuant to Section 8.3(a)(iii) or Section 8.3(c) or by the Company pursuant to Section 8.4(b), the Company shall pay to Purchaser a fee in the amount of $400,000, provided that neither of the Purchasing Entities has breached its representations and warranties and each of the Purchasing Entities has complied with all of its respective covenants contained in this Agreement. Payment of such fee shall be made within five (5) business days of the termination of this Agreement pursuant to Section 8.3(a)(iii), 8.3(c) or 8.4(b).

                                 ARTICLE IX

                         MISCELLANEOUS AND GENERAL

               9.1  Payment of Expenses

               The Purchaser and the Company shall each be responsible to pay its own costs and expenses incurred in connection with the negotiation and execution of this Agreement. Without limiting the generality of the foregoing, but subject to Section 8.6 above, the Purchaser shall be responsible for all of its own due diligence and legal costs and expenses and the due diligence and legal costs and expenses of the sources of the Financing. Except with respect to any costs and expenses incurred by the Purchaser prior to the date hereof, and except for any due diligence costs and legal fees and expenses incurred by the sources of the Financing, the Company shall pay, promptly after receipt of appropriate invoices therefor, all of the expenses of the Company and the Purchaser incurred in connection with preparation of the Proxy Statement and soliciting the approval of this Agreement and the Merger by the stockholders of the Company and the consummation of the Merger unless and until the Purchaser breaches any of the terms or provisions of, or is otherwise in default of any of its obligations under, this Agreement. No expenses that are required to be paid by the Company in accordance with the immediately preceding sentence that are in excess of $10,000 individually or in the aggregate shall be incurred or paid without the prior approval of the Company which will not be unreasonably withheld. Investment banking fees may be paid by the Company only in respect of fairness opinions, valuation reviews or consulting services related to the valuation review. The total investment banking expenses so incurred may not exceed $125,000. If the Merger shall not be consummated for any reason, then, except as otherwise expressly provided in Sections 8.3(b), 8.4(a) and 8.6, each party hereto shall be responsible for and shall pay its own costs and expenses incident to preparing for, negotiating, entering into and carrying out this Agreement and the consummation of the Merger and, except for the amounts required to be paid by the Company to Purchaser under
     Section 8.6, Purchaser shall promptly reimburse the Company for any amounts previously paid by the Company on behalf of Purchaser.

               9.2  Survival

               The agreements of the Company, Purchaser and Merger Sub contained in Sections 2.1, 2.2, 3.1, 4.1, 4.2, 4.3, 6.5, 6.9, 9.1
     and this Section 9.2 shall survive the consummation of the Merger. The agreements of the Company, Purchaser and Merger Sub, contained in Article VIII and Sections 5.2(g), and 9.1 and this
     Section 9.2 shall survive the termination of this Agreement All other representations, warranties, agreements and covenants in this Agreement shall not survive the consummation of the Merger or the termination of this Agreement.

               9.3  Amendment

               Subject to the applicable provisions of the MCL, at any time prior to the Effective Time, the parties hereto may amend, modify or supplement the terms of this Agreement, including, without limitation, to (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto,
     (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and
     (c) waive compliance with any of the agreements contained herein; provided, however, that any amendment, modification, supplement, extension or waiver of any provision of this Agreement executed after the stockholders of the Company have approved this Agreement and the Merger shall not modify either the amount or the form of the Cash Merger Consideration or otherwise materially adversely affect such stockholders (except for any delay in the consummation of the Merger) without their requisite approval.
     Any agreement on the part of a party hereto to any such amendment, modification, supplement, extension or waiver shall be valid and enforceable against such party only if set forth in a written instrument signed on behalf of such party.

               9.4  Waiver of Conditions

               The conditions to each of the parties' obligations to consummate the Merger are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable law.

               9.5  Counterparts

               For the convenience of the parties hereto, this Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute one and the same agreement.

               9.6  Governing Law

               This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Maryland, without giving effect to conflicts of law principles.

               9.7  Notices

               Any notice, request, instruction or other document to be given hereunder by any party to the other shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, return receipt requested, if to Purchaser or Merger Sub, addressed to Purchaser or Merger Sub, as the case may be, at c/o J.E. Robert Companies, 11 Canal Center Plaza, Suite 200, Alexandria, Virginia 22314, Attention: Jonathan Kern, Gary Stevens and Murry Gunty (with a copy to Skadden, Arps, Slate, Meagher & Flom, 1440 New York Avenue, N.W., Washington, D.C. 20005-2107, Attention: Stephen W. Hamilton, Esq.); and if to the Company, addressed to the Company at MIP Properties, Inc., 2020 Santa Monica Boulevard, Suite 480, Santa Monica, California 90404, Attention: Carl C. Gregory, III (with a copy to Allen, Matkins, Leck, Gamble & Mallory, 515 South Figueroa Street, Eighth Floor, Los Angeles, California 90071, Attention: Brian C. Leck, Esq.), or to such other persons or addresses as may be designated in writing by the party to receive such notice.

               9.8  Entire Agreement; Assignment

               This Agreement (including all schedules and any exhibits or annexes hereto) (a) constitutes the entire agreement, and supersedes all other prior or contemporaneous agreements, understandings, representations and warranties, both written and oral, among the parties, with respect to the subject matter hereof; provided that the Confidentiality Agreement shall continue in full force and effect and (b) shall not be assignable by either party, by operation of law or otherwise, and, except as set forth in Section 6.8 hereof, is not intended to create any obligations to, or rights in respect of, any persons other than the parties hereto.

               9.9  Captions

               The Article, Section and paragraph captions herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. All references to sections, schedules and exhibits in this Agreement refer to the sections of and the schedules and exhibits attached to, or delivered in connection with, this Agreement.

               9.10  Waiver

               Any failure to exercise or delay in exercising any right, power or privilege herein contained, or any failure or delay at any time to require the other party's performance of any obligation under this Agreement, shall not affect the right to subsequently exercise that right, power or privilege, or to require performance of that obligation. A waiver of any of the provisions of this Agreement shall not be deemed, nor shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver. A waiver shall not be binding unless executed in writing by the party making the waiver.

               9.11  Severability

               Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be valid and effective under applicable law. If any provision of this Agreement shall be unlawful, void or for any reason unenforceable it shall be deemed separable from, and shall in no way affect the validity or enforceability of, the remaining provisions of this Agreement, and the rights and obligations of the parties shall be enforced to the fullest extent possible.

               9.12  Attorneys' Fees

               In any judicial action or proceeding or any arbitration proceeding between the parties to enforce any of the provisions of this Agreement, to seek damages on account of the breach hereof, to seek injunctive relief to prevent the breach hereof, to seek a judicial determination of the rights or obligations of any party hereto, or in any judicial action or proceeding or any arbitration proceeding between the parties in which this Agreement is raised as a defense, regardless of whether the action or proceeding is prosecuted to judgment and in addition to any other remedy, the unsuccessful party shall pay the successful party all costs and expenses, including reasonable attorneys' fees, incurred by the successful party.

                                 ARTICLE X

                            CERTAIN DEFINITIONS

               10.1  Definition of "Knowledge of the Company"

               As used in this Agreement, the term "Knowledge of the Company" means the actual knowledge of Carl C. Gregory, III, the Chairman of the Board and Chief Executive Officer of the Company, Philip H. Bowman, Vice President of the Company, and/or Marsha Z. Day, the Chief Financial Officer of the Company, and any other officer of the Company, without the necessity of any investigation. In addition, no knowledge shall be imputed to the Company or any of the foregoing officers from any documents or files in the possession or control of the Company or such officers, including, without limitation, any and all documents and files with respect to any Real Property owned or leased by the Company or any of the Partnerships or with respect to which the Company or any of the Partnerships has a security interest or has filed a deed of trust or mortgage; provided, however, that the foregoing limitation shall not apply with respect to documents or files relating to the time period from and after September 1, 1991.

               10.2  Definition of "Subsidiary"

               As used in this Agreement, the term "subsidiary" means any corporation or other organization whether incorporated or unincorporated of which at least a majority of the securities or interests having by the terms thereof ordinary voting power to elect at least a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its subsidiaries, or by such party and one or more of its subsidiaries. The term "subsidiary" as used in this Agreement, however, does not include any partnership, joint venture or other organization in which the Company has an interest as a limited partner or joint venture partner and that is listed on Schedule 5.1(a).

                    IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto on the date first hereinabove written.

                              JER PARTNERS, L.L.C.,
                              a Maryland limited liability company

                              By:  /s/  Joseph E. Robert
                              Name: Joseph E. Robert
                              Title:  Member

                              MIP ACQUISITION CORPORATION,
                              a Maryland corporation

                              By:  /s/  Joseph E. Robert
                              Name: Joseph E. Robert
                              Title:  President

                              MIP PROPERTIES, INC.,
                              a Maryland corporation

                              By:  /s/  Carl C. Gregory, III
                              Name: Carl C. Gregory, III
                              Title:  Chairman of the Board and
                                       Chief Executive Officer



     ARTICLES OF MERGER
     BETWEEN
     MIP PROPERTIES, INC.,
     (A MARYLAND CORPORATION)
     AND
     MIP ACQUISITION CORPORATION,

     (A MARYLAND CORPORATION)

               MIP Properties, Inc., a corporation duly organized and existing under the laws of the State of Maryland ("MIP"), and MIP Acquisition Corporation, a corporation duly organized and existing under the laws of the State of Maryland ("Merger Sub"), do hereby certify that:

          FIRST:    MIP and Merger Sub agree to merge.

          SECOND: The name and place of incorporation of each party to these Articles are MIP Properties, Inc., a corporation incorporated under the laws of the State of Maryland, and MIP Acquisition Corporation, a corporation incorporated under the laws of the State of Maryland. MIP shall survive the merger.

          THIRD: The principal office of MIP in the State of Maryland is located in Baltimore City, and the principal office of Merger Sub in the State of Maryland is located in Baltimore City. Neither MIP nor Merger Sub owns an interest in land in the State of Maryland.

          FOURTH: The terms and conditions of the transaction set forth in these Articles were advised, authorized and approved by each corporation party to these Articles in the manner and by the vote required by its charter and the laws of the state of its incorporation. The manner of approval was as follows:

                    (a) The Board of Directors of Merger Sub, by written consent, dated ___________, 1995, signed by each member of the Board and filed with the minutes of proceedings of the Board, adopted a resolution which declared that the merger was advisable on substantially the terms and conditions set forth or referred to in these Articles and directed that the proposed merger be submitted for consideration by the sole stockholder of Merger Sub. The merger on substantially the terms and conditions set forth or referred to in these Articles was approved by the sole stockholder of Merger Sub, by written consent, dated __________, 1995, signed by the sole stockholder of Merger Sub and filed with the minutes of meetings of the sole stockholder of Merger Sub.

                    (b) The Board of Directors of MIP at a meeting held on May 14, 1995, adopted a resolution which declared that the merger on substantially the terms and conditions set forth or referred to in these Articles was advisable and directed that the proposed merger be submitted for consideration by the stockholders of MIP. The merger was approved by the stockholders of MIP at a special meeting of stockholders held on ___________, 1995, by the affirmative vote of the holders of at least eighty percent (80%) of the outstanding shares of stock entitled to be voted on the matter.

          FIFTH: As of the effective time of the merger, the charter of MIP is amended and restated in its entirety to read as follows:

     _________________________________
     ARTICLES OF INCORPORATION


                                 ARTICLE I

               The name of the corporation (which is hereinafter called the "Corporation") is

     _________________________________

                                 ARTICLE II

               The purposes for which the Corporation is formed are as follows:
     To engage in any lawful act or activities permitted by a corporation organized under the laws of the State of Maryland.

               The foregoing enumeration of the purposes, objects and business of the Corporation is made in furtherance, and not in limitation, of the powers conferred upon the Corporation by law, and is not intended, by the mention of any particular purpose, object or business, in any manner to limit or restrict the generality of any other purpose, object or business mentioned, or to limit or restrict any of the powers of the Corporation, and the said Corporation shall enjoy and exercise all of the powers and rights now or hereafter conferred by statute upon corporations. Nothing herein contained shall be deemed to authorize or permit the Corporation to carry on any business or exercise any power or do any act which a corporation formed under the laws of the State of Maryland may not at the time lawfully carry on or do.

                                ARTICLE III

               The post office address of the principal office of the Corporation in this State is c/o Abba D. Poliakoff, 233 E. Redwood Street, Baltimore, Maryland 21202. The name and post office address of the resident agent of the Corporation in this State are Diane Heckert, Director of Operations, c/o CorpAssist, Inc., 11 E. Chase Street, Suite 9E, Baltimore, Maryland 21202. Said resident agent is an individual actually residing in this State.

                                 ARTICLE IV

               The total number of shares of stock which the Corporation has authority to issue is five thousand (5,000) shares of common stock with a par value of One Cent ($.01) per share, for an aggregate par value of Fifty Dollars ($50.00).

                                 ARTICLE V

               The number of Directors of the Corporation shall be not less than three (3) nor more than twelve (12); provided, however, that (a) if at any time there is no stock outstanding, the Corporation may have less than three (3) but not less than one
     (1) Director; and (b) if there is stock outstanding and there are less than three (3) stockholders, the number of Directors may be less than three (3) but not less than the number of stockholders. The number of Directors may be increased or decreased pursuant to the By-laws of the Corporation, subject, however, to the above provisions. The name of the Director who shall act until his successor is duly elected and qualifies is Joseph Robert [any other Directors of Merger Sub elected prior to the filing of these Articles of Merger will be required to be listed].

                                 ARTICLE VI

               The following provisions are hereby adopted for the purposes of describing the rights and powers of the Corporation and of the Directors and Stockholders:

                    (a) The Board of Directors of the Corporation is hereby empowered to authorize the issuance from time to time of shares of stock of any class, whether now or hereafter authorized and securities convertible into shares of its stock of any class whether now or hereafter authorized for such consideration as said Board of Directors may deem advisable, subject to such limitations and restrictions, if any, as may be set forth in the By-laws of the Corporation.

                    (b) The Board of Directors of the Corporation may classify or reclassify any unissued shares by fixing or altering in any one or more respects, from time to time before issuance of such shares, the preferences, rights, voting powers, restrictions and qualifications of, the dividends on, the times and prices of redemption of, and the conversion rights of, such shares.

                    (c) The Corporation reserves the right to amend its Charter so that such amendment may alter the contract rights, as expressly set forth in the Charter, of any outstanding stock, and any objecting stockholder whose rights may or shall be thereby substantially adversely affected shall not be entitled to demand and receive payment of the fair value of his stock.

                    (d) Except as may otherwise be provided by the Board of Directors, no holder of any shares of the stock of the Corporation shall have any preemptive right to purchase, subscribe for, or otherwise acquire any shares of stock of the Corporation of any class now or hereafter authorized, or any securities or rights exchangeable for, convertible into or evidencing rights to acquire such shares.

               The enumeration and definition of a particular power of the Board of Directors included in the foregoing is for descriptive purposes only and shall in no way limit or restrict the terms of any other clause of this or any other Article of these Articles of Incorporation, or in any manner exclude or limit any powers conferred upon the Board of Directors under the Maryland General Corporation Law now or hereafter in force.

                                ARTICLE VII

               No director or officer of the Corporation shall be liable to the Corporation or to its stockholders for money damages except (i) to the extent that it is proved that such director or officer actually received an improper benefit or profit in money, property or services, for the amount of the benefit or profit in money, property or services actually received, or (ii) to the extent that a judgment or other final adjudication adverse to such director or officer is entered in a proceeding based on a finding in the proceeding that such director's or officer's action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding.

                                ARTICLE VII

               Any provision of the By-laws of the Corporation in effect immediately prior to _____________, 1995 [merger effective date] which prohibits an amendment thereto, unless there has been compliance with certain provisions of the Articles of Incorporation of the Corporation, shall have no further force or effect. On and after ______________, 1995 [merger effective date], any provision of the By-laws may be amended in accordance with the provisions hereof and the Maryland General Corporation Law.

          SIXTH:         The total number of shares of stock of all
     classes which MIP has authority to issue is 100,000,000, of which 75,000,000 are shares of common stock (par value $.01 per share) (the "Common Stock") and 25,000,000 are shares of preferred stock (par value $.01 per share). The aggregate par value of all the shares of stock of all classes of MIP is $1,000,000. Immediately before the merger, the total number of shares of stock which MIP has authority to issue, the number of shares of stock of each class of MIP, the par value of the shares of stock of each such class, and the aggregate par value of all the shares of stock of all classes of MIP are as set forth in the immediately preceding sentence. As changed by the merger pursuant to Article Fifth of these Articles, immediately after the merger, the total number of shares of stock of all classes which MIP has authority to issue will be 5,000 shares, all of one class of common stock (par value $.01 per share), and the aggregate par value of all the shares of stock of all classes of MIP will be $50.00. The total number of shares of stock of all classes which Merger Sub has authority to issue is 5,000 shares, all of one class of common stock (par value $.01 per share). The aggregate par value of all the shares of stock of all classes of Merger Sub is $50.00.

          SEVENTH: The manner and basis of converting or exchanging issued stock of the merging corporations into different stock of a corporation, or other consideration, and the treatment of any issued stock of the merging corporations not to be converted or exchanged are as follows:

                    (a) At the effective time of the merger, each share of Common Stock of MIP (other than shares owned by Merger Sub or the limited liability company that owns all of the shares of Merger Sub, but including all shares that have been deferred under MIP's First Amended and Restated Long-Term Incentive Compensation Plan and Fee Deferral Plan) (the "Shares") issued and outstanding immediately prior to such effective time shall, by virtue of the merger and without any action on the part of the holder thereof, be converted into the right to receive, without interest, an amount in cash equal to $2.475 (the "Cash Merger Consideration"). The Cash Merger Consideration shall be payable in accordance with, and subject to, the terms and conditions of the Agreement and Plan of Merger dated as of May 21, 1995 by and among MIP, Merger Sub, and JER Partners, L.L.C., a Maryland limited liability company.

                    (b) At the effective time of the merger, all previously issued and outstanding Shares, by virtue of the merger and without any action on the part of the holders thereof, shall cease to be outstanding and shall be canceled and retired and shall cease to exist, and each holder of a certificate representing any such Shares shall thereafter cease to have any rights with respect to such Shares except the right of holders (other than Merger Sub or the limited liability company that owns all of the shares of Merger Sub) to receive the Cash Merger Consideration set forth in clause (a) above in this Article Seventh upon the surrender of such certificate.

                    (c) At the effective time of the merger, each Share issued and outstanding at such effective time and owned by Merger Sub (or the limited liability company that owns all of the shares of Merger Sub) shall, by virtue of the merger and without any action on the part of the holder thereof, cease to be outstanding, shall be canceled and retired without payment of any consideration therefor and shall cease to exist.

                    (d) At the effective time of the merger, each share of common stock, $.01 par value per share, of Merger Sub issued and outstanding immediately prior to such effective time shall be converted into and become one fully paid and nonassessable share of Common Stock of MIP.

          EIGHTH:   The merger shall become effective upon acceptance
     of these Articles for record by the Maryland State Department of Assessments and Taxation. At such effective time, Merger Sub shall be merged with and into MIP, the separate existence of Merger Sub shall cease and MIP shall continue in existence and shall possess any and all purposes and powers of Merger Sub, and all assets, rights, properties and privileges of Merger Sub shall be transferred to, vested in and devolved upon MIP without further act or deed, and MIP shall be liable for all the debts and obligations of Merger Sub.


               IN WITNESS WHEREOF, MIP Properties, Inc., a Maryland corporation, and MIP Acquisition Corporation, a Maryland corporation, have caused these Articles to be signed in their respective names and on their respective behalves by their respective chairmen of the board of directors or presidents and witnessed by their respective secretaries or assistant secretaries on _____________, 1995.

                                   MIP Properties, Inc.,
                                   a Maryland corporation

     ATTEST:

                                   By:                         (SEAL)
     Name:                              Name:
     Secretary                     Chairman of the Board and Chief Executive
                                   Officer

                                   MIP Acquisition Corporation,
                                   a Maryland corporation

     ATTEST:

                                   By:
     (SEAL)
     Name:                              Name:
     Secretary                     President




               THE UNDERSIGNED, Chairman of the Board and Chief Executive Officer of MIP Properties, Inc., a Maryland corporation, who executed on behalf of said Corporation the foregoing Articles of Merger of which this certificate is made a part, hereby acknowledges the foregoing Articles of Merger to be the corporate act of said Corporation and hereby certifies that to the best of his knowledge, information and belief the matters and facts set forth therein with respect to the authorization and approval thereof are true in all material respects under the penalties of perjury.


                                   Name:
                                        Chairman of the Board and Chief
                                         Executive Officer



               THE UNDERSIGNED, President of MIP Acquisition Corporation, a Maryland corporation, who executed on behalf of said Corporation the foregoing Articles of Merger of which this certificate is made a part, hereby acknowledges the foregoing Articles of Merger to be the corporate act of said Corporation and hereby certifies that to the best of his knowledge, information and belief the matters and facts set forth therein with respect to the authorization and approval thereof are true in all material respects under the penalties of perjury.


                                   Name:
                                        President






     SUBSTANCE OF OPINION
     OF ALLEN, MATKINS, LECK, GAMBLE & MALLORY,
     CORPORATE COUNSEL TO MIP PROPERTIES, INC.

          1. Neither the execution and delivery by the Company of the Agreement and Plan of Merger (the "Merger Agreement") nor the consummation by the Company of the transactions contemplated thereby will, to our actual knowledge, (i) conflict with or result in a breach by the Company of, or constitute a default under, any Material Contract (as defined in the Merger Agreement) listed on Exhibit A attached hereto to which the Company is a party, or (ii) violate (a) any judgment, order or decree listed on Exhibit B attached hereto applicable to the Company or (b) any California or federal law applicable to the Company.

          2. No consent, order or approval of any California or federal court or governmental agency or body is required on the part of the Company for the execution and delivery of the Merger Agreement or the consummation of the transactions contemplated thereby, except such as have been obtained prior to the date hereof and remain valid and outstanding. We express no opinion, however, as to any such consent, order or approval (i) which may be required as a result of the involvement of Purchaser, Merger Sub or any affiliate or agent of either of them in the transactions contemplated by the Merger Agreement because of such entities or persons legal or regulatory status or because of any other facts specifically pertaining to Purchaser, Merger Sub or any of their affiliates or agents; (ii) the absence of which does not have any material adverse effect on the Purchaser, Merger Sub or the Company and does not deprive the Purchaser or Merger Sub of any material benefit under the Merger Agreement; or (iii) which can be readily obtained without significant delay or expense to Purchaser and Merger Sub, without the loss to Purchaser or Merger Sub of any material benefit under the Merger Agreement and without any material adverse effect on Purchaser, Merger Sub or the Company during the period such consent, order
     or approval was not obtained.   We refer you to the opinion of
     Piper & Marbury, special Maryland counsel to the Company, for issues relating to compliance with Maryland law.

          3. To our actual knowledge, except for the matters set forth in the Company Reports, in the Merger Agreement or on Exhibit C attached to this opinion, the Company is not the subject of any pending or threatened action, suit, proceeding or investigation against or affecting the Company in any court or by or before any arbitrator or governmental entity which would have a material adverse effect on the Company taken as a whole if determined adversely to the Company or which seeks to prevent or delay the consummation of the Merger.

          4. To our actual knowledge, all options or rights, if any, to acquire the Company's common stock, $.01 par value per share (the "Common Stock"), have been exercised, have expired or have been canceled as of the Effective Time as contemplated in the Merger Agreement. To our actual knowledge, except as disclosed in the Company Reports or in the Merger Agreement, the authorized but unissued shares of capital stock of the Company are not subject to any presently outstanding and effective warrants, options, rights or commitments granted by the Company, and the Company is not obligated to issue, purchase or redeem any additional shares of its capital stock.

          5. The Proxy Statement, as of the date it was mailed to the shareholders of the Company, complied as to form in all material respects with the requirements of Regulation 14A of the Securities Exchange Act of 1934, as amended, and the related rules and regulations. In addition, we have participated in conferences with officers and other representatives of the Company, representatives of the independent public accountants of the Company, your representatives and your counsel at which the Proxy Statement and related matters were discussed and, although we are not passing upon, and do not assume any responsibility for, the accuracy, completeness or fairness of the statements contained in the Proxy Statement and have not made any independent check or verification thereof, during the course of such participation, nothing came to our attention that caused us to believe that, on the date the Proxy Statement was first mailed to stockholders, or at the time of the Stockholders Meeting, the Proxy Statement contained an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that no opinion is expressed as to any information concerning either of the Purchasing Entities or any of their respective subsidiaries, affiliates or advisors provided by either of the Purchasing Entities for inclusion in the Proxy Statement; and provided further that we express no opinion or belief as to the financial statements and the notes thereto or the schedules and other financial or statistical data included or incorporated by reference in the Proxy Statement or as to any information incorporated by reference in the Proxy Statement. In passing upon the form of the Proxy Statement, we necessarily assume that the statements made or included therein are complete, fair and correct and take no responsibility therefor except as specifically set forth in this Paragraph 6.


     SUBSTANCE OF OPINION
     OF REAL ESTATE COUNSEL TO MIP PROPERTIES, INC.

          1.Neither the execution and delivery by the Company of the Agreement and Plan of Merger (the "Merger Agreement") nor the consummation by the Company of the transactions contemplated thereby will, to our actual knowledge, (i) conflict with or result in a breach by the Company of, or constitute a default under (with or without the giving of notice or passage of time), or the acceleration of any payment pursuant to any Material Contract (as defined in the Merger Agreement) listed on Exhibit A attached hereto, to which the Company is a party or any of the properties identified on Exhibit B attached hereto (the "Properties") are bound, (ii) result in the imposition of any encumbrance against any of the Properties, (iii) violate any judgment, order or decree applicable to any of the Properties or
     (iv) violate any California or federal law applicable to the ownership of the Properties, but excluding the effect of any California or federal securities, tax or creditors' rights laws.


     SUBSTANCE OF OPINION OF
     PIPER & MARBURY, MARYLAND COUNSEL
     TO MIP PROPERTIES INC.

          l. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland. The Company has the corporate power to own its current property and assets and to conduct its business as now being conducted as described in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1994. The Company has the requisite corporate power and corporate authority to enter into, execute, deliver and perform the Agreement and Plan of Merger (the "Merger Agreement") and to carry out the transactions contemplated thereby.

          2. Neither the execution, delivery or performance by the Company of the Merger Agreement nor the consummation by the Company of the transactions contemplated thereby will conflict with the Charter or Bylaws of the Company or, to our knowledge, any provisions of law of the State of Maryland applicable to the Company.

          3. The execution and delivery of the Merger Agreement has been duly authorized by all necessary corporate action on the part of the Company, and no other action on the part of the Company or its stockholders is necessary to authorize the execution and delivery of the Merger Agreement or to consummate the Merger.

          4. The Merger Agreement has been duly executed and delivered by the Company and will constitute a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally. We advise you that the enforceability of the Merger Agreement is subject to the effect of general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing, and the possible unavailability of specific performance or injunctive relief, regardless of whether considered in a proceeding in equity or at law.

          5. Upon the filing with, and acceptance for record by, the Maryland State Department of Assessments and Taxation (the "SDAT") of the Articles of Merger duly signed, acknowledged and attested by or on behalf of the Company and Merger Sub in accordance with the provisions of the Merger Agreement, each act required to be taken by or on behalf of the Company under the Maryland General Corporation Law to consummate the Merger will have been duly and properly taken.

          6. No consent, order or approval of any Maryland court or governmental agency or body is required on the part of the Company for the execution and delivery of the Merger Agreement or the consummation of the Merger, except such as have been obtained prior to the date hereof and remain valid and outstanding, and except the filing with and acceptance for record by the SDAT of the Articles of Merger as described in paragraph 4 above. We express no opinion, however, as to any such consent, order or approval (i) which may be required as a result of the involvement of Purchaser, Merger Sub or any affiliate or agent of either of them in the transactions contemplated by the Merger Agreement because of such entities or persons legal or regulatory status or because of any other facts specifically pertaining to Purchaser, Merger Sub or any of their affiliates or agents; (ii) the absence of which does not have any material adverse effect on the Purchaser, Merger Sub or the Company and does not deprive the Purchaser or Merger Sub of any material benefit under the Merger Agreement; or (iii) which can be readily obtained without significant delay or expense to Purchaser and Merger Sub, without the loss to Purchaser or Merger Sub of any material benefit under the Merger Agreement and without any material adverse effect on Purchaser, Merger Sub or the Company during the period such consent, order or approval was not obtained.

                    FORM OF TENANT ESTOPPEL CERTIFICATE

     TO: JER Partners, L.L.C. (the "Purchaser"), its affiliates, subsidiaries, successors and assigns

     RE:            Property Address:
                             (the "Building")

                    Lease Date:

                    Landlord:
                                   ("Landlord")
                    Tenant:
                                     ("Tenant")
                    Square Footage Leased:

                    Suite Number: _______________ (the "Leased Premises")

               It is our understanding that, pursuant to a merger, the Purchaser is contemplating the purchase of all of the capital stock of Landlord (or a partner of the Landlord) and that the Purchaser is requiring this certification in connection with such transaction.

               The undersigned Tenant under the referenced lease (the "Lease") hereby ratifies the Lease and represents, warrants, and certifies to the Purchaser, its affiliates, subsidiaries, successors and assigns the following:

                l. A true and complete copy of the Lease and any and all amendments, extensions, assignments and other modifications thereto, are attached hereto. There are no other agreements, either oral or written, between Landlord and Tenant with respect to the Lease or the premises (including the land and/or the building(s)) leased under the Lease ("Leased Premises").

               2. Rent has been paid through the last day of the current month and all additional rent has been paid and collected in a current manner. There is no prepaid rent except
     ____________________________ and the amount of security deposit posted pursuant to the Lease is ____________________

               3. Tenant took possession of the Leased Premises on _____________ the lease commencement date is _____________ and Tenant commenced paying rent on __________________. Rent is currently payable in the amount of ___________ per month, and the following additional monthly payments are currently being paid under the Lease: __________________________ (property taxes, property insurance, CAM parking, storage, electricity, utilities, etc.), each as provided in the Lease. Tenant's share of common area expenses and/or operating expenses is __________ Percent (_____%). The base year for operating expenses is ___________________ and for real estate taxes is ___________, each as provided in the Lease. (RETAIL TENANTS ONLY: The annual percentage rent payable, if any, for the calendar year beginning January 1, 1994 and ending December 31, 1994 under the Lease was in the amount of ____________, and "Gross Sales" (as such term is defined in the Lease), if any, during the calendar year 1994 were
     _______________.

               4.   The Lease terminates on _______________  and
     Tenant has no expansion or renewal rights, or any other options or rights to extend the term of the Lease, except as attached hereto.

               5. All work, including construction, Tenant improvements and alterations, to be performed for Tenant under the Lease has been performed as required under and in accordance with the terms of the Lease and has been accepted by Tenant. All conditions and obligations under the Lease to be performed by Landlord as of the date hereof have been fully performed by Landlord.

               6. The Lease is in full force and effect, free from default by Landlord or Tenant, and Tenant has no claims or defenses against Landlord or offsets against rent.

               7. Tenant has not assigned or sublet the Lease or any portion of the Leased Premises, nor does Tenant hold the Lease or the Leased Premises under assignment or sublet.

               8. Except for the interest in the Leased Premises created by the Lease and Tenant's personal property contained therein, Tenant has no interest in the Leased Premises, the Building or any personal property used in connection therewith, nor does Tenant have any right of first refusal, opportunity of negotiation or right or option to purchase all or any portion of the Leased Premises or the Building.

                9. The statements contained herein may be relied upon by Landlord, by the Purchaser by any prospective purchaser of the fee of the Leased Premises and/or the Building, and any lender of Landlord or the Purchaser or any such prospective purchaser, and their respective successors and assigns.

               10. Tenant has not filed a voluntary petition for relief, and is not the subject of any involuntary petition for relief, under the United States Bankruptcy Code or similar bankruptcy laws. Tenant is in possession and presently open and conducting business in the Leased Premises.

               11. Tenant has not received notice from Landlord or any governmental entity or instrumentality indicating that the Premises or the property of which the Premises are a part, violate or fail to comply with any governmental law, order, rule or regulation.

     THE UNDERSIGNED individual is duly authorized to execute this Tenant Estoppel Certificate on behalf of Tenant.

     Dated:_____________, 1995

          Tenant:                       By:
                                        Name:
                                        Title:




     SUBSTANCE OF OPINION OFSKADDEN, ARPS, SLATE, MEAGHER &
     FLOM,SPECIAL COUNSEL TO PURCHASER AND MERGER SUB

               For purposes of this opinion: (i) the term "Applicable Law" means only the laws of the United States of America which, in our experience, are normally applicable to transactions of the type contemplated by the Merger Agreement; provided, however, that the term Applicable Laws shall not include federal securities laws or the securities laws of any state of the United States; (ii) the term "Governmental Authorities" means any legislative, judicial, administrative or regulatory body of the United States of America; (iii) the term "Governmental Approval" means any consent, approval, license, authorization or validation of, or filing, recording, qualification or registration with, any Governmental Authority pursuant to Applicable Laws; and (iv) the term "Applicable Order" means any order or decree of any Governmental Authority by which Purchaser or Merger Sub is bound, the existence of which has been specifically disclosed to us in writing by Purchaser or Merger Sub and which are listed on Schedule A hereto.

               1. The execution and delivery by Purchaser and Merger Sub of the Merger Agreement and the performance by Purchaser and Merger Sub of their respective obligations thereunder do not contravene (i) any provision of Applicable Law or (ii) any Applicable Order.

               2. The execution, delivery and performance by Purchaser and Merger Sub of the Merger Agreement will not conflict with or constitute a breach of or default under the agreements or instruments to which Purchaser or Merger Sub is subject and which are set forth on Exhibit A hereto (which have been identified to us by Purchaser and Merger Sub as all the agreements and instruments which are material to the business or financial condition of Purchaser and Merger Sub). We express no opinion as to whether the execution, delivery or performance by Purchaser or Merger Sub of the Merger Agreement will constitute a violation of or a default under any covenant, restriction or provision with respect to financial ratios or any aspect of the financial condition or results of operations of Purchaser or Merger Sub.

               3. No Governmental Approval which has not been obtained is required for the execution and delivery by Purchaser or Merger Sub of the Merger Agreement or the consummation by Purchaser or Merger Sub of the transactions contemplated thereby. We express no opinion, however, as to any such Governmental Approval (i) which may be required as a result of your involvement in the transactions contemplated by the Merger Agreement because of your legal or regulatory status or because of any other facts specifically pertaining to you; (ii) the absence of which does not have any material adverse effect on you, Purchaser or Merger Sub and does not deprive you of any material benefit under the Merger Agreement; or (iii) which can be readily obtained without significant delay or expense to you, without loss to you of any material benefit under the Merger Agreement and without any material adverse effect on you, Purchaser or Merger Sub during the period such Governmental Approval was not obtained.

               4. To our knowledge, there are no pending or threatened actions, proceedings or investigations affecting Purchaser or Merger Sub or any of their respective properties or assets that is likely to prohibit or delay the consummation of the Merger or to have a material adverse effect on Purchaser and Merger Sub taken as a whole. The opinions in this paragraph are rendered solely in reliance upon representations of officers of Purchaser and Merger Sub, which representations have not been independently investigated or verified by us.


     ________________, 1995

     MIP Properties, Inc.
     2020 Santa Monica Boulevard, Suite 480
     Santa Monica, California  90404

               Re: Merger of MIP Properties, Inc. and MIP Acquisition Corporation, a Wholly-Owned Subsidiary of JER Partners, LLC

     Dear Sir or Madam:

               We have acted as special Maryland counsel to JER Partners, LLC, a Maryland limited liability company ("JER"), and MIP Acquisition Corporation, a Maryland corporation that is a wholly-owned subsidiary of JER ("Merger Sub"), in connection with the merger ("Merger") of Merger Sub with and into MIP Properties, Inc., a Maryland corporation ("MIP"), pursuant to the Agreement and Plan of Merger between MIP, JER and Merger Sub dated as of _______, 1995 (the "Merger Agreement"). All capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Merger Agreement.

               In connection with the opinions contained herein, we have examined and are relying upon copies of the following documents:

                    (a) Merger Agreement, Articles of Merger and the representations and warranties of each of the parties contained in the Merger Agreement;

                    (b) Articles of Organization of JER and Articles of Incorporation of Merger Sub, each of which as certified by the State Department of Assessments and Taxation of Maryland ("SDAT") on _________, 1995;

                    (c) Operating Agreement of JER and resolutions adopted by the members of JER relating to the Merger Agreement, the Merger and matters relating thereto, as certified by the Secretary of JER;

                    (d)  Bylaws of Merger Sub, Stock Ledger Book
     ("Stock Ledger Book") of Merger Sub reflecting that all of the issued and outstanding shares of the capital stock of Merger Sub is owned (beneficially and of record) by JER, and resolutions of the Board of Directors of Merger Sub relating to the Merger Agreement, the Merger and matters relating thereto;

                    (e) Certificates of the Secretary of JER and of a member of Merger Sub dated _________, 1995 ("Certificates of
     Secretary") regarding the matters described in clauses (c) and
     (d) above and the incumbency of certain members of JER and certain officers of Merger Sub;

                    (f) Certificate of Good Standing issued by the Secretary of State of Maryland dated _________, 1995 to the effect that JER is validly existing and in good standing as a limited liability company under the laws of the State of Maryland law, duly authorized to transact business in the State of Maryland;

                    (g) Certificate of Good Standing issued by the Secretary of State of Maryland dated _________, 1995 to the effect that Merger Sub is validly existing and in good standing as a corporation under the laws of the State of Maryland, duly authorized to transact business in the State of Maryland;

                    (h)  Certificates of certain members of JER
     ("Members Certificate") and of certain officers of Merger Sub ("Officer's Certificate") dated _________, 1995 containing certain representations of material facts; and

                    (i)  Telephonic confirmation from MIP or its
     counsel that the Merger Agreement has in fact been delivered to MIP.

               In basing the opinions and other matters set forth herein on "our knowledge," the words "our knowledge" signify that, in the course of our representation of JER and Merger Sub in matters with respect to which we have been engaged by them as counsel, no information has come to our attention that would give us actual knowledge or actual notice that any such opinions or other matters are not accurate or that any of the foregoing documents, certificates, reports, and information on which we have relied are not accurate and complete. Except as otherwise stated herein, we have undertaken no independent investigation or verification of such matters. The words "our knowledge" and similar language used herein are intended to be limited to the knowledge of the lawyers within our firm who have worked on matters on behalf of JER and Merger Sub since March 10, 1995.

               In reaching the opinions set forth below, we have assumed, and to our knowledge there are no facts inconsistent with, the following:

                    (a) each of the parties thereto (except JER and Merger Sub) has duly and validly executed and delivered each instrument, document and agreement in connection with the Merger to which such party is a signatory, and such party's obligations set forth therein are its legal, valid, and binding obligations, enforceable in accordance with their respective terms;

                    (b)  each person (except JER and Merger Sub)
     executing any such instrument, document or agreement on behalf of any party is duly authorized to do so;

                    (c) there are no oral or written modifications of or amendments to any of the documents referred to above, and there has been no waiver of any of the provisions of such documents, by actions or conduct of the parties or otherwise;

                    (d) all documents submitted to us as originals are authentic, all documents submitted to us as certified or photostatic copies conform to the original document, all signatures on all documents submitted to us for examination are genuine, and all public records reviewed are accurate and complete.

               Based on our review of the foregoing and subject to the assumptions and qualifications set forth herein, it is our opinion that:

          1. JER has been duly formed and is validly existing as a limited liability company in good standing under the laws of the State of Maryland, and has the requisite power and authority to own its properties, conduct its business as described in its Operating Agreement, and execute and deliver, and to perform its obligations under, the Merger Agreement.

          2. Merger Sub has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Maryland, has the requisite power and authority to own its properties, conduct its business as described in its Articles of Incorporation, and execute and deliver, and to perform its obligations under, the Merger Agreement.

          3. Based solely on the Stock Ledger Book and our knowledge, all of the issued and outstanding capital stock of Merger Sub is owned by JER.

          4. The Merger Agreement has been duly executed and delivered by JER and by Merger Sub and constitutes the valid and binding obligation of each of JER and Merger Sub, respectively, enforceable against each of them in accordance with its terms, subject to (i) applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws affecting creditors' rights generally, and (ii) the exercise of judicial discretion in accordance with general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law). We express no opinion as to the enforceability of any rights to contribution or indemnification provided for in the Merger Agreement which are violative of the public policy underlying any law, rule or regulation (including any federal or state securities law, rule or regulation).

          5. The execution and delivery of the Merger Agreement by JER, and the performance by JER of its obligations thereunder, has been authorized by JER by all necessary action required of a limited liability company.

          6. The execution and delivery of the Merger Agreement by Merger Sub, and the performance by Merger Sub of its obligations thereunder, has been authorized by Merger Sub by all necessary corporate action.

          7.   Neither the execution and delivery of the Merger
     Agreement by JER, nor the consummation of the transactions specified therein, will (i) conflict with, result in a breach of or constitute a default under JER's Articles of Organization or Operating Agreement, or (ii) to our knowledge, violate any Maryland law, judgment, order or decree that is applicable to JER or any of its properties in Maryland, if any.

          8. Neither the execution and delivery of the Merger Agreement by Merger Sub, nor the consummation of the transactions specified therein, will (i) conflict with, result in a breach of or constitute a default under Merger Sub's Articles of Incorporation or Bylaws, or (ii) to our knowledge, violate any Maryland law, judgment, order or decree that is applicable to Merger Sub or any of its properties in Maryland, if any.

          9. Except as to the filing and recordation with, and acceptance for record by, SDAT of the Articles of Merger, and except as to any matters relating to any federal or state securities or Blue Sky laws, to our knowledge, no consent or approval of any Maryland court or government agency is required on the part of JER and/or Merger Sub for the execution and delivery of the Merger Agreement by them or for the consummation of the Merger. We express no opinion with respect to any consents or approvals that may be required as a result of MIP's involvement in the transactions contemplated by the Merger Agreement due to any legal or regulatory status or any facts pertaining specifically to MIP.

               We express no opinion as to the laws of any jurisdiction other than the laws of the State of Maryland. The opinions expressed herein concern only the effect of the laws (excluding the principles of conflict of laws) of the State of Maryland as currently in effect. We assume no obligation to supplement this opinion if any applicable laws change after the date hereof or if we become aware of any facts that might change the opinions expressed herein after the date hereof.

               The opinions expressed in this letter are solely for your use, the use of your counsel and for the benefit of (and the opinions expressed herein may be relied upon by) Skadden, Arps, Slate, Meagher & Flom, counsel to JER and Merger Sub; these opinions may not be relied on by any other persons without our prior written approval. The opinions expressed in this letter are limited to the matters set forth herein, and no other opinions should be inferred beyond the matters expressly stated.

                                   Very truly yours,
                                   GORDON, FEINBLATT, ROTHMAN,
                                     HOFFBERGER & HOLLANDER, LLC

                                   By:_____________________________
                                       Abba David Poliakoff,
                                       Member of the Firm




     AGREEMENT AND PLAN OF MERGER

     DATED AS OF MAY 21, 1995

     BY AND AMONG
     MIP PROPERTIES, INC.,
     JER PARTNERS, L.L.C.,
     AND
     MIP ACQUISITION CORPORATION




     TABLE OF CONTENTS

     ARTICLE I THE MERGER; CLOSING; EFFECTIVE TIME . . . . . . . .   1
          1.1  The Merger  . . . . . . . . . . . . . . . . . . . .   1
          1.2  Closing . . . . . . . . . . . . . . . . . . . . . .   2
          1.3  Effective Time  . . . . . . . . . . . . . . . . . .   2

     ARTICLE II CHARTER AND BYLAWS OF THE SURVIVING CORPORATION      2
          2.1  Charter . . . . . . . . . . . . . . . . . . . . . .   2
          2.2  Bylaws  . . . . . . . . . . . . . . . . . . . . . .   2

     ARTICLE III    OFFICERS AND DIRECTORS OF THE SURVIVING
                    CORPORATION  . . . . . . . . . . . . . . . . .   3
          3.1  Officers and Directors  . . . . . . . . . . . . . .   3

     ARTICLE IV     CONVERSION AND CANCELLATION OF SHARES IN THE
                    MERGER . . . . . . . . . . . . . . . . . . . .   3
          4.1  Conversion and Cancellation of Shares . . . . . . .   3
          4.2  Payment for Shares  . . . . . . . . . . . . . . . .   4
          4.3  Transfer of Shares After the Effective Time . . . .   5

     ARTICLE V REPRESENTATIONS AND WARRANTIES  . . . . . . . . . .   5
          5.1  Representations and Warranties of the Company . . .   5
          5.2  Representations and Warranties of Purchaser and
               Merger Sub  . . . . . . . . . . . . . . . . . . . .  20

     ARTICLE VI     COVENANTS  . . . . . . . . . . . . . . . . . .  22
          6.1  Interim Operations of the Company . . . . . . . . .  23
          6.2  Meeting of the Company's Stockholders   . . . . . .  25
          6.3  No Solicitation . . . . . . . . . . . . . . . . . .  26
          6.4  Estoppel Certificates.  . . . . . . . . . . . . . .  26
          6.5  Filings; Consents; Other Action . . . . . . . . . .  27
          6.6  Access  . . . . . . . . . . . . . . . . . . . . . .  27
          6.7  Publicity . . . . . . . . . . . . . . . . . . . . .  27
          6.8  Stock Options and Deferred Shares . . . . . . . . .  28
          6.9  Indemnification . . . . . . . . . . . . . . . . . .  28
          6.10  Financing  . . . . . . . . . . . . . . . . . . . .  29
          6.11  SEC Filings. . . . . . . . . . . . . . . . . . . .  29
          6.12  Cooperation with Lender Diligence. . . . . . . . .  30
          6.13  Financial and Operating Covenants of Purchaser.  .  30
          6.14  Notice of Developments.  . . . . . . . . . . . . .  30
          6.15  Purchase Agreement . . . . . . . . . . . . . . . .  30

     ARTICLE VII    CONDITIONS . . . . . . . . . . . . . . . . . .  30
          7.1  Conditions to Obligations of the Purchasing
          Entities . . . . . . . . . . . . . . . . . . . . . . . .  30
          7.2  Conditions to Obligation of the Company . . . . . .  33

     ARTICLE VIII   TERMINATION  . . . . . . . . . . . . . . . . .  33
          8.1  Termination by Mutual Consent . . . . . . . . . . .  33
          8.2  Termination by Either Purchaser or the Company  . .  34
          8.3  Termination by Purchaser  . . . . . . . . . . . . .  34
          8.4  Termination by the Company  . . . . . . . . . . . .  35
          8.5  Effect of Termination and Abandonment . . . . . . .  35
          8.6  Termination Fee . . . . . . . . . . . . . . . . . .  35

     ARTICLE IX     MISCELLANEOUS AND GENERAL  . . . . . . . . . .  36
          9.1  Payment of Expenses . . . . . . . . . . . . . . . .  36
          9.2  Survival  . . . . . . . . . . . . . . . . . . . . .  36
          9.3  Amendment . . . . . . . . . . . . . . . . . . . . .  37
          9.4  Waiver of Conditions  . . . . . . . . . . . . . . .  37
          9.5  Counterparts  . . . . . . . . . . . . . . . . . . .  37
          9.6  Governing Law . . . . . . . . . . . . . . . . . . .  37
          9.7  Notices . . . . . . . . . . . . . . . . . . . . . .  37
          9.8  Entire Agreement; Assignment  . . . . . . . . . . .  38
          9.9  Captions  . . . . . . . . . . . . . . . . . . . . .  38
          9.10  Waiver . . . . . . . . . . . . . . . . . . . . . .  38
          9.11  Severability . . . . . . . . . . . . . . . . . . .  38
          9.12  Attorneys' Fees  . . . . . . . . . . . . . . . . .  39

     ARTICLE X CERTAIN DEFINITIONS . . . . . . . . . . . . . . . .  39
          10.1  Definition of "Knowledge of the Company" . . . . .  39
          10.2  Definition of "Subsidiary" . . . . . . . . . . . .  39

     SIGNATURE PAGE                                                 41

     EXHIBITS

     EXHIBIT A      Form of Articles of Merger
     EXHIBIT B      Substance of Opinion of AMLGM, Corporate Counsel
                      to the Company
     EXHIBIT C      Substance of Opinion of Real Estate Counsel to the
                      Company
     EXHIBIT D      Substance of Opinion of Piper & Marbury,
                      Special Maryland Counsel to the Company
     EXHIBIT E      Form of Estoppel Certificate
     EXHIBIT F      Substance of Opinion of SASMF, Special Counsel to
                      Purchaser and Merger Sub
     EXHIBIT G      Form of Opinion of Gordon, Feinblatt, Rothman,
                      Hoffberger & Hollander, Special Maryland Counsel to Purchaser and Merger Sub

     SCHEDULES

     SCHEDULE 5.1(a)          Subsidiaries and Partnerships
     SCHEDULE 5.1(d)          Breaches or Defaults; Consents
     SCHEDULE 5.1(f)          Changes
     SCHEDULE 5.1(g)          Benefit Plans
     SCHEDULE 5.1(i)          Tax Liens, Waivers or Extensions
     SCHEDULE 5.1(l)          Material Contracts
     SCHEDULE 5.1(m)          Real Property
     SCHEDULE 5.1(m) (iii)    Permits and Proceedings
     SCHEDULE 5.1(m) (iv)     Engineering Reports
     SCHEDULE 5.1(m) (v)      Improvements
     SCHEDULE 5.1(p)          Litigation
     SCHEDULE 5.1(s)          Related Party Transactions
     SCHEDULE 5.1(t)          Environmental Reports
     SCHEDULE 5.1(u)          Insurance



                           Exhibit "D"

                               IRWINDALE
                               EXECUTIVE
                                 PLAZA
                               Estimated
                               Cash Flow

                             March 1995 to
                               September
                                  1995

               31-Mar     30-Apr    31-May    30-June    31-July    31-Aug    30-Sept     Total
Cash
Receipts

  Office        25,111     25,111    22,158    39,891     39,891     39,891    39,891     231,945

  Retail         8,167      8,167    11,119    11,119     11,119     11,119    11,119      71,929

                33,277     33,277    33,277    51,010     51,010     51,010    51,010     303,874

Operating       24,942     24,942    24,942    24,942     24,942     24,942    24,942     174,594
Expenses

  (Accrual Basis)
*

Net Cash         8,335      8,335     8,335    26,068     26,068     26,068    26,068     129,280
Flow

Tenant                     86,883    56,630   165,655     15,405               15,082     339,655
Improvements

Commissions                42,501       732    49,993     11,804               10,064     115,094

Other Capital        0          0    20,600     3,000          0          0        0       23,600
 Expenses

Capital
  Expenditures       0    129,384    77,962   218,648     27,209          0    25,146     478,349      478349.26
  Total **

                                                                                                               0

Net Cash         8,335   (121,049)  (69,626) (192,580)    (1,141)    26,068       922    (349,069)
Flow

Cummulative              (112,713) (182,340) (374,920)  (376,060)  (349,920) (349,069)


    *  The accrual pertains to property
    taxes of $3,800 per month.

    Thus, each installment (2) would be a total expenditure of approximately
    $22,800 (due 4/10/95 & 12/10/95).

    ** See Capital Expenditures - 1995 schedule for more detail.




              Exhibit "E"

              DECLARATION

    1. Declarant has requested ____________________ (the "Title Company") to issue its policy(ies) of title insurance, or commitment(s), insuring an interest or title to that property described in Exhibit A attached thereto (hereinafter referred to as "said property") without exception to or providing certain affirmative insurance against unrecorded matter.

    2. Declarant knows of no leases, defects, liens, encumbrances, adverse claims or other matters affecting said property other than as shown on the preliminary report or commitment, order number(s)
    _____________, dated ______________ and prepared by
    ______________________ or as reflected herein.

    3.   Declarant hereby affirms that there is no one in possession or entitled to possession of said property other than the vestee shown in said preliminary report except:
    __________________________________________________________________
    ______________________________________

    4. Declarant hereby affirms that there are no liens or rights to liens upon said property for labor, services, materials, appliances, equipment, teams or power furnished or to be furnished to the work of improvements which are imposed by law and not shown by te public records, whether done by the owner, lessee, sublessee or tenant and which has been completed within the last year or which is ________________________________________________.

    5. Declarant hereby affirms that the only parties with rights to possession of said property other than Declarant are those lessees shown on Exhibit B which is attached hereto and made a part hereof. Declarant further affirms that the parties shown on Exhibit B have rights as lessee only and that no options to purchase or rights of first refusal have been granted on said property in connection with the lessee or otherwise.

    This Declaration is made to induce the Title Company to issue its policy(ies) of title insurance with respect to the above-referenced order number(s).

    Executed under penalty of perjury on this ____ day of ______________, 1995.

              ___________________________
              Declarant




